Exhibit 1

                                  VASOGEN INC.

                            2505 Meadowvale Boulevard
                              Mississauga, Ontario
                                     L5N 5S2
                                     CANADA

                                      2005

                             ANNUAL INFORMATION FORM

                               (February 21, 2006)

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                                TABLE OF CONTENTS

                                                                            Page

FORWARD-LOOKING INFORMATION...................................................2
CORPORATE STRUCTURE...........................................................3
GENERAL DEVELOPMENT OF THE BUSINESS...........................................3
DESCRIPTION OF THE BUSINESS...................................................4
   SUMMARY....................................................................4
   PRODUCTS AND MARKETS.......................................................4
   SCIENTIFIC ADVISORY BOARD..................................................8
   COMPETITIVE ENVIRONMENT....................................................9
   MANUFACTURING.............................................................10
   INTELLECTUAL PROPERTY.....................................................10
   REGULATORY REQUIREMENTS...................................................10
   ENVIRONMENTAL PROTECTION..................................................12
   EMPLOYEES.................................................................12
   FACILITIES................................................................12
   ROYALTIES.................................................................12
   STRATEGIC ALLIANCES.......................................................12
   BANKRUPTCIES AND REORGANIZATIONS..........................................13
   CODES OF CONDUCT..........................................................13
RISK FACTORS.................................................................13
RISKS RELATING TO OUR SECURITIES.............................................21
DIVIDENDS....................................................................23
CAPITAL STRUCTURE............................................................24
DESCRIPTION OF THE NOTES.....................................................24
DESCRIPTION OF THE WARRANTS ISSUED ON THE PRIVATE PLACEMENT OF NOTES.........25
MARKET FOR SECURITIES........................................................26
ESCROWED SECURITIES..........................................................26
DIRECTORS AND OFFICERS.......................................................27
   COMPENSATION, NOMINATING, AND CORPORATE GOVERNANCE COMMITTEE..............29
   AUDIT COMMITTEE...........................................................29
LEGAL PROCEEDINGS............................................................37
INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS...................37
TRANSFER AGENTS AND REGISTRARS...............................................38
MATERIAL CONTRACTS...........................................................38
INTERESTS OF EXPERTS.........................................................38
ADDITIONAL INFORMATION.......................................................39

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                           FORWARD-LOOKING INFORMATION

Certain  statements   contained  in  this  annual  information  form  constitute
"forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995.

These statements include, without limitation, statements concerning our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management. In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "expects", "plans", "anticipates", "believes", "estimated", "predicts", "potential", "continue", "intends", "could", or the negative of such terms or other comparable terminology. You should not place undue reliance on our forward-looking statements. Forward-looking statements, particularly those concerning anticipated events relating to the development, clinical trials, regulatory approval, and marketing of our products and the timing or magnitude of those events, are inherently risky and uncertain. The factors discussed below and other considerations discussed in the "Risk Factors" section of this annual information form could cause our actual results to differ significantly from those contained in any forward-looking statements.

In this report, "we," "us," and "our" refer to Vasogen Inc. ("Vasogen" or "the Company") and its subsidiaries.

Specifically, this annual information form and the documents incorporated by reference in this annual information form contain forward-looking statements regarding:

            o our plan to complete and report the results of clinical trials of our Celacade(TM) technology for the treatment of chronic heart failure ("HF") and peripheral arterial disease ("PAD");

            o our plan to continue preclinical development of VP025 in models of neuro-inflammatory disease;

            o     our intention to continue the clinical development of VP025;

            o our intention to seek regulatory approvals in the United States and Canada for our products; and

            o our intention to seek corporate alliances to support the commercialization of our products.

Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to differ materially from any future results, performance, or achievements expressed or implied by such forward-looking statements. Important factors that could cause such differences include, among other things, the following:

            o the need for additional capital and the effect of capital market conditions and other factors on capital availability;

            o difficulties, delays, or failures we may experience in the conduct of and reporting the results of our clinical trials of our Celacade technology for chronic HF and PAD;

            o difficulties, delays, or failures we may experience in our further investigation of the impact of VP025 on several models of neuro-inflammatory disease;

            o difficulties, delays, or failures we may experience in the conduct of clinical trials for VP025 and the commencement of further clinical trials for VP025;

            o difficulties, delays, or failures in obtaining regulatory approvals for the initiation of clinical trials or for our products;

            o difficulties, delays, or failures in obtaining regulatory approvals to market our products;

            o difficulties we may experience in completing the development of, and commercializing, our Celacade technology to address the treatment of chronic HF and PAD;

            o     insufficient acceptance of and demand for our products;

            o difficulties, delays, or failures in obtaining appropriate reimbursement for our products; and

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            o     difficulties we may experience in identifying and successfully
                  securing  appropriate   corporate  alliances  to  support  the
                  commercialization of our products.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. We are under no duty to update any of the forward-looking statements contained in this annual information form after the date of this annual information form to conform such forward-looking statements to our actual results.

As used herein, unless otherwise stated, the terms "quarter", "half", and "year" refer to calender quarter, half, and year, respectively. Unless otherwise stated, the information contained herein is at November 30, 2005. Celacade is a registered or unregistered trademark of Vasogen Ireland Limited, and is used by permission by Vasogen Inc.

                               CORPORATE STRUCTURE

Vasogen Inc. was incorporated under the Business Corporations Act (Ontario) and was continued under the Canada Business Corporations Act by certificate and articles of continuance dated August 9, 1999. We have two-wholly owned subsidiaries: Vasogen, Corp., incorporated under the laws of Delaware, and Vasogen Ireland Limited, incorporated under the laws of the Republic of Ireland. Vasogen Ireland Limited owns certain of our intellectual property related to our products and technologies. Our registered principal office is located at 2505 Meadowvale Boulevard, Mississauga, Ontario, Canada L5N 5S2. We are currently a "reporting issuer" in all of the provinces and territories of Canada. Our telephone number is (905) 817-2000 and our facsimile number is (905) 607-6147. Our website is www.vasogen.com. Any information contained on our website is not, and will be deemed not to be, incorporated herein by reference. All currency figures herein are in Canadian dollars, unless otherwise noted.

                      GENERAL DEVELOPMENT OF THE BUSINESS

We are focused on the research and commercial development of technologies targeting the chronic inflammation underlying cardiovascular and neurological disease. We are currently in the final stages of completing two pivotal phase III clinical programs utilizing our lead product, the Celacade technology. These trials are designed to support regulatory approval in North America and commercialization in North America and Europe. The 550-patient phase III SIMPADICO trial, which was closed out early on August 30th, 2005, is a 50-center North American study designed to further investigate the use of our Celacade technology to improve intermittent claudication, a debilitating symptom associated with peripheral arterial disease. The 2,400-patient phase III ACCLAIM trial is a 176-center international study designed to further investigate the use of our Celacade technology to reduce the risk of death and hospitalization in patients with advanced chronic heart failure. We are also developing a new class of drugs for the treatment of neuro-inflammatory disorders. VP025 is the lead product candidate from this new class of drugs.

We manage the development and manufacture of our products for use in preclinical and clinical research and we continue to advance our product development program to support future commercial scale production. Patent applications are filed to protect our products and processes. Our policy is to file patent applications to protect inventions, technology, and improvements that are important to the development of our business and with respect to the application of our technologies to the treatment of a number of disease indications. We own patents and patent applications relating to our products and technologies in the United States, Canada, and other jurisdictions around the world. We may establish corporate alliances, primarily to support marketing and sales of our products, in the United States, Canada, and elsewhere. We expect that the primary point of use of our Celacade technology will be the hospital clinic and/or cardiology and interventional cardiology practices. To develop a potential secondary point of use of our Celacade technology, in 2001 we entered into a strategic alliance with Quest Diagnostics Incorporated ("Quest Diagnostics") of New Jersey. This secondary point of use may be used in the future to facilitate referrals outside hospital clinics and cardiology practices in the United States on an exclusive basis. See "Quest Diagnostics Strategic Alliance".

Over the past three fiscal years, we have raised approximately $213 million in net proceeds from the issuance of debt and equity securities to investors, and through the exercise of options and warrants. Our common shares are

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listed on the Toronto Stock  Exchange  under the symbol "VAS" and are quoted for trading on the NASDAQ National Market under the symbol "VSGN".

                          Vasogen Development Pipeline

Product Candidate       Indication                         Developmental Stage
Celacade technology     Peripheral Arterial Disease        Phase III*
Celacade technology     Chronic Heart Failure              Phase III*

VP025                   Neuro-inflammatory Diseases        Phase I completed

*Phase III clinical trials are multi-center studies undertaken to confirm efficacy and safety in large patient groups.

                           DESCRIPTION OF THE BUSINESS

SUMMARY

We are focused on the research and commercial development of technologies targeting the chronic inflammation underlying cardiovascular and neurological disease. We are currently in the final stages of completing two pivotal phase III clinical programs utilizing our lead product, the Celacade technology. These trials are designed to support regulatory approval in North America and commercialization in North America and Europe. The 550-patient phase III SIMPADICO trial, which was closed out early on August 30th, 2005, is a 50-center North American study designed to further investigate the use of Celacade technology to improve intermittent claudication, a debilitating symptom associated with peripheral arterial disease. The 2,400-patient phase III ACCLAIM trial is a 176-center international study designed to further investigate the use of Celacade technology to reduce the risk of death and hospitalization in patients with advanced chronic heart failure. We are also developing a new class of drugs for the treatment of neuro-inflammatory disorders. VP025 is the lead product candidate from this new class of drugs.

PRODUCTS AND MARKETS

Our Celacade technology, which is currently in pivotal phase III programs for the treatment of chronic HF and PAD, is being developed to target the chronic inflammation underlying certain cardiovascular diseases.

During a brief outpatient procedure, a small sample of a patient's blood is drawn into our Celacade single-use disposable cartridge, exposed to controlled oxidative stress utilizing our proprietary Celacade device, and then re-administered intramuscularly. Following an initial course of treatment comprising three consecutive outpatient procedures administered over a two-week period, treatments are continued once per month.

In phase II studies, this anti-inflammatory treatment strategy demonstrated an impact on a number of key clinical endpoints associated with cardiovascular disease, which formed the basis for our two phase III programs. Use of our Celacade technology has also been shown to reduce systemic inflammation in a broad range of preclinical models of inflammatory disease by up-regulating the production of anti-inflammatory cytokines and decreasing the production of pro-inflammatory cytokines.

Our Celacade technology is designed to be integrated at multiple points of care, including outpatient hospital clinics and cardiology practices. We are collaborating with opinion leaders in cardiovascular medicine to conduct our phase III clinical trials and we believe that successful completion of these clinical trials will enhance the potential for our Celacade technology to be adopted as part of the standard of care in these conditions. Our phase III clinical trials are designed to support regulatory approvals and market introduction in North America and market introduction in the European Union, where regulatory approvals have already been obtained. We may establish sales and marketing capability needed to promote the use of our technology by cardiologists and other physicians through corporate alliances with established healthcare companies.

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We are also developing a new class of drugs designed to regulate cytokine levels and control inflammation. Our new class of drugs is based on synthetic three-dimensional phospholipid-based structures with specific groups of surface molecules that are designed to modulate cytokine levels. VP025, the lead product candidate from this new class of drugs, is being developed for the treatment of neuro-inflammatory disorders.

Note:  The use of the term  "significant"  or  "significantly"  when  describing clinical and preclinical results in the following sections refers to "statistical significance," in which there is a 5% or lower probability that the observed difference between groups on a certain outcome measure occurred randomly.

Celacade Peripheral Arterial Disease Program

Peripheral arterial disease is a serious condition of impaired blood flow to the extremities resulting from atherosclerosis. It is now well established that inflammatory pathways are implicated in the development and progression of atherosclerosis. Known risk factors such as aging, obesity, smoking, lack of exercise, and diabetes contribute to the increasing incidence of PAD. Reduced blood flow to the lower limbs often leads to intermittent claudication (leg pain on walking), reducing mobility and causing a marked impairment in the ability of patients to undertake the basic activities of daily independent living.

It is estimated that in the United States alone, PAD affects over nine million people, with annual related healthcare costs in the billions of dollars. The condition is associated with a high level of morbidity, and an estimated 30% of patients diagnosed with PAD will die within five years. Patients with PAD have a six-fold increase in risk of death from cardiovascular disease and often experience the symptom of intermittent claudication (leg pain on walking). In approximately 80,000 patients each year, the progression of PAD results in the need for amputation. Currently, there are limited effective pharmacological therapies available for the treatment of intermittent claudication, and there is a need for a more effective treatment option.

We have completed a double-blind, placebo-controlled pivotal phase III clinical trial of our Celacade technology in patients with PAD. The SIMPADICO (Study of Immune Modulation Therapy in Peripheral Arterial Disease and Intermittent Claudication Outcomes) trial investigated the use of our Celacade technology to improve the symptom of intermittent claudication. The trial has been conducted at cardiac and vascular centers throughout the United States and Canada, and was designed to support regulatory approval and marketing in North America and marketing in the European Union, where regulatory approval (the CE Mark) has already been obtained for use of our Celacade technology for the treatment of PAD.

The SIMPADICO trial enrolled 553 patients with Fontaine stage II disease (symptomatic PAD) with intermittent claudication. The primary endpoint of SIMPADICO is the change in maximal treadmill walking distance at six months. Maximal treadmill walking distance is a primary efficacy endpoint recognized by the United States Food and Drug Administration ("FDA") and other regulatory authorities for approving new treatments for symptomatic PAD. The trial also measured additional endpoints, including peripheral arterial disease and cardiovascular-related events, and quality of life. All patients in the SIMPADICO trial completed their six-month primary endpoint assessments in July 2005. The final assessments were completed for all active patients at the end of 2005. The Principal Investigator and Chairman of the Steering Committee for the SIMPADICO trial is Dr. Jeffrey W. Olin, Director of the Vascular Medicine Program at The Zena and Michael A. Wiener Cardiovascular Institute, Mount Sinai School of Medicine in New York.

On August 30, 2005, we announced that the SIMPADICO trial was being closed out early. The decision to close out the trial was based on a recommendation received from the SIMPADICO Steering Committee. The Steering Committee's recommendation was based on a recommendation by the External Safety and Efficacy Monitoring Committee (the "ESEMC") who cited a potential safety concern and the absence of a sufficiently strong efficacy signal to warrant the continuance of the study. Based on the Steering Committee's own review, and the findings of an independent expert, the Steering Committee concluded that no safety concern existed. However, given that the ESEMC's analysis also incorporated efficacy information and all patients had completed the assessments necessary for the analysis of the primary endpoint, the Steering Committee recommended the early close out of the trial. The preliminary and limited efficacy evaluation conducted by the ESEMC was performed on an unlocked database that was in the process of quality control and verification and was therefore subject to change.

On January 4, 2006, we announced that database lock for the SIMPADICO trial had been completed. On February 1, 2006, we announced that the SIMPADICO trial had been accepted for presentation at a Late-Breaking Clinical

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Trial session of the 55th Annual  Scientific  Session of the American College of
Cardiology (ACC) to be held in March. The initial results of this study are expected to be presented by Dr. Jeffrey Olin March 12th, 2006, at the ACC.

The initiation of our SIMPADICO trial was based on results from our double blind, placebo-controlled phase II clinical trial conducted in 85 patients with moderate to severe PAD. Results of this study were published in the European Journal of Vascular and Endovascular Surgery. The article reported that patients in the Celacade group walked further before the onset of pain compared to placebo. Furthermore, the article revealed that treatment was well tolerated, and there were no reports of treatment-related serious adverse side effects.

Celacade Chronic Heart Failure Program

Chronic heart failure, most frequently resulting from coronary artery disease or hypertension, is a debilitating condition in which the heart's ability to function as a pump is impaired. Patients with heart failure experience a continuing decline in their health, resulting in an increased frequency of hospitalization and premature death.

In North America alone, HF affects more than five million people and is associated with more than 300,000 deaths each year. The direct cost of healthcare primarily resulting from hospitalization is estimated to exceed $25 billion annually. These statistics suggest that important pathological mechanisms, including inflammation, remain active and unmodified by available therapies, particularly when the disease has reached advanced stages. The 2,400-patient double-blind, placebo-controlled, pivotal phase III ACCLAIM (Advanced Chronic Heart Failure CLinical Assessment of Immune Modulation Therapy) trial has been completed at 176 clinical centers in North America, Europe, and Israel. The study is designed to assess the impact of our Celacade technology on reducing the risk of death and cardiovascular hospitalization in patients with advanced chronic HF. The study is also intended to support regulatory approval and marketing in North America and marketing in the European Union, where regulatory approval (the CE Mark) has already been obtained for use of our Celacade technology for the treatment of chronic HF.

The primary outcome measure of ACCLAIM is the composite endpoint of all-cause mortality or hospitalization for cardiovascular causes (time to first event). ACCLAIM was designed to conclude when at least 701 patients sustained a primary endpoint event, defined as either a death or first cardiovascular hospitalization, and all patients had been in the study for a minimum of six months. The ACCLAIM trial completed patient enrollment in May 2005. On November 14th, 2005, we announced that the pre-specified objective of 701 primary endpoint events had been reached. This allowed the trial to be completed by year-end. The final patient assessments were completed in January 2006 and preparations for database lock and data analysis have commenced. The results of the study and plans for presentation and publication of the data are expected to be made public during the second quarter of 2006.

The Global Principal Investigator and Chairman of the Steering Committee for ACCLAIM is Dr. James B. Young, Chairman, Division of Medicine at The Cleveland Clinic Foundation and Medical Director, Kaufman Center for Heart Failure in Cleveland.

The initiation of the ACCLAIM trial was based on the outcomes of our double blind, placebo-controlled phase II trial in 73-patients with advanced chronic heart failure. The trial, which was conducted at The Cleveland Clinic, Baylor College of Medicine, the Texas Heart Institute, and the University of Montreal, was designed to investigate the use of our Celacade technology to impact a number of endpoints associated with chronic heart failure. All patients enrolled into this study were receiving stable doses of pharmaceuticals that reflected the standard of care.

Results of the study were published in the Journal of the American College of Cardiology in 2004. The article reported a significant reduction in the risk of death (p=0.022; 1 vs. 7 deaths) and all-cause hospitalization (12 vs. 21 hospitalizations) for patients in the Celacade group compared to those receiving placebo. In addition to the observed reduction in the risk of major events, there was also an observation that patients in the Celacade group had significant improvements in key electrocardiogram (ECG) measures. Approximately 50% of patients diagnosed with chronic heart failure experience sudden death due to serious ventricular arrhythmia (irregular heartbeat originating in the ventricles of the heart), which has been linked to specific ECG abnormalities, including an increased QTc interval. The article stated that the study showed a significant reduction in mean QTc interval of 18 milliseconds (msec) among assessable patients in the active treatment group, compared to an increase of 12 msec in the placebo group, resulting in a significant between-group difference at the end of the study (429+/-45 vs. 463+/-45 msec, n=35;

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p=0.035).  There were no reports of treatment-related  serious adverse events or withdrawals from the trial, and treatment was shown to be safe and well tolerated.

In September 2005, at a symposium at the 9th Annual Scientific Meeting of the Heart Failure Society of America, Guillermo Torre-Amione, MD, PhD, Medical Director, The Methodist DeBakey Heart Center, and principal investigator for the U.S. arm of the ACCLAIM trial, reported that the preliminary baseline characteristics of patients enrolled in the pivotal phase III ACCLAIM study were consistent with those of patients enrolled in our previous phase II trial.

VP025 Drug Development Program

Our VP series of investigational drugs is designed to regulate tissue levels of cytokines and control the inflammation underlying a number of medical conditions. VP025, the lead product candidate from this series, is being developed for the treatment of neuro-inflammatory disorders. Among the many neurological conditions associated with an inflammatory response in the nervous system are Alzheimer's disease, Parkinson's disease, and amyotrophic lateral sclerosis. It is estimated that neurological conditions, which are expected to increase in prevalence as the population ages, currently affect more than five million people in North America and generate costs of care that exceed $75 billion annually.

During the past year, we successfully completed a double-blind, placebo-controlled phase I trial of VP025. This dose-escalation trial examined the safety and tolerability of three doses of VP025 in 24 healthy volunteers. Results of the study demonstrated that multiple administrations of either low, mid-level, or high doses of VP025 were safe and well tolerated when compared to placebo. No drug-related serious adverse events were reported.

Results from a number of preclinical models demonstrating that VP025 reduces inflammation across the blood-brain barrier and improves correlates of memory and learning function were presented at Neuroscience 2005, the 35th Annual Meeting of the Society for Neuroscience. Preclinical research carried out by Dr. Marina Lynch's team from the Trinity College Institute of Neuroscience in Ireland demonstrated the ability of VP025 to reverse detrimental neurological effects of chronic beta-amyloid exposure. Beta-amyloid is the major component of the plaques found in brains of Alzheimer's disease patients and is implicated in the development and progression of this condition. Beta-amyloid has also been linked to increased activation of microglial cells (inflammatory immune cells in the brain and nervous system) and reduced memory and learning function. Dr. Lynch's research demonstrated that VP025 both prevented microglial activation and preserved memory and learning function.

Dr. Lynch's team also presented results at Neuroscience 2005 showing the ability of VP025 to reverse age-related inflammation in the brain. The process of aging is associated with increased inflammation in the brain resulting from activation of microglial cells, as evidenced by increases in inflammatory cytokines and a reduction in memory and learning function (measured as long-term potentiation). CD200, a protein that controls inflammation and maintains microglial cells in an unactivated state, decreases with aging. Treatment with VP025 in this preclinical model reversed age-related decreases in CD200 levels in the brain, reduced levels of microglial cell activation, and restored memory and learning function.

A second group, led by Dr. Yvonne Nolan from the Department of Anatomy/Neuroscience, University College, Cork, Ireland, also presented data at Neuroscience 2005 demonstrating the ability of VP025 to prevent increases in levels of p38 MAP kinase, a key component of the inflammation-signaling pathway, regulating IL-1beta, TNF-alpha, and other immune system responses associated with many inflammatory conditions. In a preclinical model of Parkinson's disease, pre-treatment with VP025 was shown to prevent both the increase in p38 levels and the associated death of dopaminergic neurons. The death of dopaminergic neurons in this model system leads to the onset of movement abnormalities that mimic those seen in Parkinson's disease.

Plans to advance VP025 into phase II clinical development are currently underway.

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SCIENTIFIC ADVISORY BOARD

We have an independent Scientific Advisory Board ("SAB") to advise management and the Board of Directors on our scientific, technical, research, development, and commercialization endeavors. Members of the SAB are entitled to an annual honorarium and reimbursement for their reasonable out-of-pocket expenses incurred on our business, and are eligible to receive stock options. Members of the SAB through their affiliation with universities, hospitals, and other centers of biomedical research may, from time to time, collaborate on or direct independent basic research, preclinical studies, and/or feasibility clinical trials involving our technologies and receive, in connection therewith, professional fees at market rates. The members of our SAB are:

Robert Roberts, MD, FRCP(C), FACC, Chairman

Dr.  Roberts  is the  President  and  CEO  of the  University  of  Ottawa  Heart
Institute, one of Canada's leading centers in cardiovascular medicine. Dr Roberts was formerly Chief of Cardiology, Don W. Chapman Professor of Medicine, and Professor of Molecular Physiology and Biophysics at Baylor College of Medicine in Houston, Texas, one of the world's leading centers for cardiovascular care, research, and education. Dr. Roberts is an active clinician and researcher recognized for his groundbreaking research on cardiac creatine kinase (CK-MB), a key diagnostic marker for cardiac injury, as well as for his original contributions to the molecular biology and genetics of heart disease. He and his research team are credited with uncovering the genetic basis for several inherited cardiac disorders. He is the author of more than 600 scientific publications and sits on several key editorial boards. Dr. Roberts has received many honors and awards, including the prestigious American College of Cardiology's 1998 Distinguished Scientist Award. In addition to his contributions to basic research, Dr. Roberts is also well recognized for his role as a principal investigator in several pivotal clinical trials related to the introduction of new therapies for heart disease.

Stanley H. Appel, MD

Dr. Appel is Chair of the Department of Neurology at the Methodist Neurological Institute, and Professor of Neurology at Weill Medical College of Cornell University. He serves as the Director of the MDA/ALS Research and Clinical Center and is the former Director of the Alzheimer's Disease Research Center at Baylor College of Medicine and previously served as the Director of the Jerry Lewis Neuromuscular Research Center at Baylor College of Medicine in Houston, Texas. Dr. Appel is a leading expert on degenerative neurological diseases, such as Parkinson's, Alzheimer's, and amyotrophic lateral sclerosis (ALS), also known as Lou Gehrig's disease. Specifically, Dr. Appel focuses on the importance of neurotrophic factors and immune mechanisms, including the role of inflammatory cytokines in these diseases. He has served as an Advisory Board member of the Alzheimer's Disease and Related Disorders Association and as a Council member of the American Society of Neurochemistry. For ten years, he acted as
Editor-in-Chief for Current Neurology. Dr. Appel received his medical degree from Columbia College of Physicians and Surgeons and has over 350 scientific publications to his credit.

Valentin Fuster, MD, PhD

Dr. Fuster is the director of the Zena and Michael A. Wiener Cardiovascular Institute, the Marie-Josee and Henry R. Kravis Center for Cardiovascular Health and the Richard Gorlin, MD/Heart Research Foundation Professor of Cardiology at Mount Sinai School of Medicine. He is past-President of the American Heart Association, President of the World Heart Federation, a member of the Institute of Medicine of the National Academy of Sciences, a former member of the National Heart, Lung and Blood Institute Advisory Council, and former Chairman of the Fellowship Training Directors Program of the American College of Cardiology. Dr. Fuster is the recipient of three major ongoing NIH grants. He has published more than 400 articles on the subjects of coronary artery disease, atherosclerosis and thrombosis, and he has recently been appointed the lead Editor of two major textbooks on cardiology, 'The Heart' (previously edited by Dr. J. Willis Hurst) and "Atherothrombosis and Coronary Artery Disease" (with Dr. Eric Topol and Dr. Elizabeth Nabel). Thirteen distinguished universities throughout the world have granted him honoris causa. He has also received the Andreas Gruntzig Scientific Award of the European Society of Cardiology, the Lewis A. Conner Memorial Award for scientific accomplishments by the American Heart Association, and the Distinguished Scientist Award from the American College of Cardiology. Prince Felipe of the Asturias awarded Dr. Fuster the 1996 Principe de Asturias Award of Science and Technology, the highest award given to Spanish-speaking scientists. In 2001, Dr. Fuster received the James B. Herrick Achievement Award from the Council of Clinical Cardiology of the American Heart Association. Most recently, he was selected as a Distinguished Scientist of the American Heart Association, one of the highest awards given by the Association, presented to a few scientists for their work in cardiovascular research over the last few years. Following an

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                                       9


exhaustive search, Dr. Fuster has been appointed Editor-in-Chief of a new Nature journal that focuses on cardiovascular medicine.

Richard G. Miller, PhD, FRSC

Dr. Miller is Professor and past-Chairman of the Department of Medical Biophysics and Professor and founding Chairman (1984-1990) of the Department of Immunology at the University of Toronto. He is a past-President of the Canadian Society of Immunology and a Fellow of the Royal Society of Canada. As an internationally recognized scientist and leader in the field of immunology, he has received many honors, including being invited as a visiting scientist to many of the world's leading immunology centers. He is the author of over 150 publications and numerous book chapters and has been a member of the editorial board of several key scientific journals in the areas of immunology and cancer. Dr. Miller is a gold medal graduate in Physics from the University of Alberta and was awarded his PhD at the California Institute of Technology.

Milton Packer, MD

Dr. Packer is the Director of the Center for Biostatistics and Clinical Science and the Gayle and Paul Stoffel Distinguished Chair in Cardiology, Southwestern Medical Center, University of Texas. He is the former Chief of the Division of Circulatory Physiology at the Columbia University College of Physicians and
Surgeons,   and  the  former  Director  of  the  Heart  Failure  Center  at  the
Columbia-Presbyterian Medical Center in New York City. One of the leading experts in the pathophysiology and treatment of heart failure, Dr. Packer has made significant contributions to heart failure research and has been instrumental in the introduction of a number of new treatments. The author of more than 200 papers, he has won numerous honors for teaching and has lectured around the world, including a number of prestigious named lectureships, on the treatment of heart failure. He has served, or currently serves, on the editorial boards of many major medical journals, including Circulation and Journal of the American College of Cardiology. He has also been elected to a number of societies, including the American Society for Clinical Investigation. He is currently on the executive committees of both the American Heart Association and the American College of Cardiology and is past-President of the Heart Failure Society of America. Dr. Packer is a primary consultant to the National Institutes of Health and the Food and Drug Administration on the management of heart failure and on matters related to cardiovascular research and drug development and health care policy.

David Wofsy, MD

Dr. Wofsy is Professor of Medicine and Microbiology/Immunology, Director of the Clinical Trials Center, and George A. Zimmerman Distinguished Professor at the University of California, San Francisco. He also serves as Chief of Rheumatology at the San Francisco Veterans Affairs Medical Center. Dr. Wofsy is a leading authority on the cellular and molecular mechanisms underlying autoimmune diseases. Based on extensive research, he has developed novel approaches to the use of immune modulation therapies in the treatment of this very common group of diseases. Much of Dr. Wofsy's research has been on systemic lupus erythematosus
(SLE), an autoimmune disease, where he was the first to demonstrate the key pathological role of CD4+T cells in a standard animal model of this disease. His most recent research has extended to additional novel methods for blocking T cell activation. These approaches are currently in clinical trials. He is the author of numerous key publications and book chapters and serves on the editorial and advisory boards of several major immunology journals. He has received many distinguished awards and his visiting professorships include Harvard University and the National Institutes of Health.

COMPETITIVE ENVIRONMENT

The pharmaceutical, medical device, and biotechnology industries are characterized by rapidly evolving technology and intense competition. Many companies, including major pharmaceutical as well as specialized biotechnology companies, are engaged in activities focused on medical conditions that are the same as, or similar to, those targeted by us. Many of these companies have substantially greater financial and other resources, larger research and development staff, and more extensive marketing and manufacturing organizations than we do. Many of these companies have significant experience in preclinical testing, human clinical trials, product manufacturing, marketing and distribution, and other regulatory approval procedures. In addition, colleges, universities, government agencies, and other public and private research organizations conduct research and may market commercial products on their own or through collaborative agreements. These institutions are becoming more active in seeking patent protection and licensing arrangements to collect royalties for use of technology that they have developed. These institutions also compete with us in recruiting and retaining highly qualified scientific personnel.

MANUFACTURING

We maintain a quality system that is registered to ISO9001, EN46001, and ISO13485. These quality system registrations are necessary to support regulatory approvals (see "Regulatory Dependence"). For entry into the U.S. market, we are also ensuring the necessary compliance of our quality system to the FDA Quality System Regulation ("QSR"). In addition, our medical devices meet the requirements of the European Union Medical Devices Directive 93/42/EEC for CE Marking.

We currently rely upon subcontractors for the manufacture of our device technology. The subcontractors operate quality systems in accordance with ISO9001, EN 46001, ISO13485, and/or the FDA QSR, as necessary. Manufacturing, testing, and maintenance of our medical devices are verified and validated as appropriate to ensure conformance to defined specifications.

The manufacturing of VP025 is performed according to current Good Manufacturing Practice ("cGMP") at contract manufacturing organizations that have been approved by our quality assurance department, following audits in relation to the appropriate regulations. Manufactured product is tested for conformance with product specifications prior to release by our quality assurance department. GMP batches of VP025 are subjected to prospectively designed stability test protocols.

INTELLECTUAL PROPERTY

Because of the substantial length of time and expense associated with developing new products, the pharmaceutical, medical device, and biotechnology industries place considerable importance on obtaining patent protection for new technologies, products, and processes. Our policy is to file patent applications to protect inventions, technology, and improvements that are important to the development of our business and with respect to the application of our products and technologies to the treatment of a number of disease indications. We seek patent protection in various jurisdictions of the world. We own patents and patent applications relating to our products and technologies in the United States, Canada, Europe, and other jurisdictions around the world. We own trademark registrations and trademark applications for our Celacade technology in various jurisdictions, and rely on our legal rights in other jurisdictions. The scope and duration of our intellectual property rights varies from country to country depending on the nature and extent of our intellectual property filings, the applicable statutory provisions governing the intellectual property, and the nature and extent of our legal rights. We will continue to seek intellectual property protection as appropriate.

We require our employees, consultants, members of the SAB, outside scientific collaborators, and sponsored researchers to enter into confidentiality agreements with us that contain assignment of invention clauses outlining ownership of any intellectual property developed during the course of the individual's relationship with us.

REGULATORY REQUIREMENTS

Before medical products can be distributed commercially, a submission providing detailed information must be reviewed and approved by the applicable government or agency in the jurisdiction in which the product is to be marketed. The regulatory review and approval process varies from country to country. Similarly, we are also subject to separate regulations where we conduct clinical trials. We are pursuing pre-market approvals and comply with clinical study requirements in a number of jurisdictions; namely, Europe, Israel, the United States, and Canada, where activities are being planned or are being conducted by us or on our behalf. We cannot predict or give any assurances as to whether further regulatory approvals will be received or how long the process of seeking regulatory approvals will take.

Europe

Medical products that are placed on the market in the European Union ("EU") are subject to one of two mutually exclusive regulatory regimes: either the Medical Devices Directive ("MDD"), Council Directive 93/42/EEC, for medical devices, or the Medicinal Products Directive, Council Directive 65/65/EEC for pharmaceutical products. Our Celacade technology has been classified as a medical device in the EU.

We are required to demonstrate compliance with the requirements of the MDD 93/42/EEC and affix a CE mark to our medical devices in order to place our medical device products on the market within the member states of the EU, Norway, and Switzerland. We have received CE Mark approval for our Celacade device in chronic heart failure and in peripheral arterial disease. The CE Mark attests that our medical device products meet the "essential requirements" of the MDD relating to safety and efficacy. We must also demonstrate our regulatory compliance ("conformity assessment") annually through a qualified third party (a "Notified Body") selected by us. We have demonstrated our regulatory compliance with these requirements for devices placed in Europe for clinical trials, and our quality system was registered to ISO9001 and EN46001 in February 1998. In addition, our quality system was registered to ISO13485 in August 2001.

We are  subject  to  annual  surveillance  audits by our  Notified  Body and are
required   to  report  any   device-related   serious   adverse   incidents   or
near-incidents to the appropriate authorities.

To place a CE-Marked medical device in clinics within most European jurisdictions, we are required to provide notification to national authorities. In addition, before a clinical study can commence each clinical center's ethics review board must approve the clinical protocol and other related documents.

United States

In the United States, clinical trials and commercialization of medical devices require the approval of the FDA. We are subject to regulation by the FDA, as well as state and local authorities. Our medical devices are subject to the FDA's Pre-Market Approval ("PMA") process prior to marketing in the United States. The PMA approval process is a multi-step process that requires us to submit to the FDA preclinical, clinical, and design and manufacturing data, which we have been compiling to demonstrate the safety and effectiveness of our devices for the stated medical indications or uses.

The clinical studies that generate the clinical data for the PMA are subject to regulation under the investigational device exemption ("IDE") regulations. Before clinical studies of our device can begin, an IDE application must be submitted to, and approved by, the FDA. In addition, before a study can commence at each participating clinical center, the center's institutional review board ("IRB") must approve the clinical protocol and other related documents. During the PMA review process, the FDA will conduct an inspection of the manufacturer's facilities to ensure that the device design and manufacture are in compliance with applicable QSR requirements. The QSR requirements mandate that we manufacture our devices and maintain our documents in a prescribed manner with respect to design, manufacturing, testing, and control activities. The FDA may also conduct inspections of the clinical trial sites and the preclinical laboratories conducting pivotal safety studies to ensure compliance with Good Clinical Practice and Good Laboratory Practice requirements and may seek the advice of one of their Advisory Committees or other Centers with the FDA. If the FDA evaluations of the PMA application and the results of inspections are favourable, the FDA may issue an approvable letter, which usually contains a number of conditions that must be met in order to secure final approval of the PMA. Only when those conditions have been fulfilled to the satisfaction of the FDA will the FDA issue a PMA approval order, authorizing commercial marketing of the device for stated indications. The FDA also has the authority to impose certain post-approval requirements, such as post-market surveillance clinical trials, in the PMA approval order. FDA approval can be withdrawn for failure to comply with any post-approval requirements or for other reasons, such as the discovery of significant adverse effects.

Canada

In Canada, clinical trials and the commercialization of medical products require the approval of Health Canada. The Therapeutic Products Directorate ("TPD") of Health Canada regulates the manufacture and sale of medical devices in Canada. The Canadian Medical Device Regulations are similar to those of the United States and require that clinical studies be conducted to demonstrate the safety and effectiveness of devices prior to marketing. There must also be documented evidence that the devices are developed, manufactured, and produced under current quality system regulations and guidelines in order to ensure the quality of the product made available for sale. Approval of such technology is a multi-step process, and we are prohibited from promoting or commercializing our products prior to regulatory approval. For any clinical investigation and testing of our products in Canada, authorization by the TPD is required. In addition, before a study can commence at each participating clinical center, the center's IRB must approve the clinical protocol and other related documents.

We must manufacture our devices under approved quality system conditions and must validate the performance characteristics of the devices to ensure that the devices perform safely, consistently, and reliably. The TPD has adopted ISO13485 and relies upon accredited registrars to certify manufacturers of medical devices. Our quality system was registered to ISO13485 in August 2001. Also, manufacturers of marketed devices must be licensed by Health Canada. Licensing is contingent upon successful certification by an accredited registrar.

In addition to the regulatory product approval framework, we are also subject to municipal, provincial, and federal laws governing occupational safety, laboratory practices, the use, handling, and disposition of biological waste, environmental protection, and hazardous substance control. We may be subject to other current and future regulations, including future regulation of the biotechnology/pharmaceutical and/or medical device industry. We believe we are in material compliance with all such existing regulations.

ENVIRONMENTAL PROTECTION

We believe we are in material compliance with applicable environmental protection laws, and we believe that ongoing compliance with applicable environmental protection laws will not have a material effect on us. Expenditures for environmental compliance have not been, and are not anticipated to be, material. We are unable to predict what changes may be made to environmental laws in the jurisdictions in which we operate and may operate in the future, although we anticipate that such laws will likely become more stringent.

EMPLOYEES

As at November 30, 2005, we had 172 full-time employees, representing an increase from the 149 we had as at November 30, 2004. Our employees are not governed by a collective agreement. We have not experienced a work stoppage and believe our employee relations are satisfactory.

FACILITIES

We lease facilities at 2505 Meadowvale Boulevard, Mississauga, Ontario Canada L5N 5S1, at 2155 Dunwin Drive, Mississauga, Ontario, Canada L5L 4M1, and at the MaRS Discovery District, 101 College Street, Toronto, Ontario, Canada M5G 1L7. Effective November 30, 2005, the lease commitments at these premises cover a total of 51,901 square feet. In addition, Vasogen Ireland Limited leases premises in Ireland totaling approximately 5,500 square feet. We continually monitor our facility requirements in the context of our growth and the results of our research and development activities, and we expect these requirements to grow commensurately with our activities.

ROYALTIES

We have granted royalties to unrelated third parties on gross amounts receivable by us on future commercial sales of our products, comprising 1.5% on all sales to a maximum of $1.3 million per annum and an additional 2% with respect to revenue derived from certain applications of our Celacade technology, to a maximum royalty of $5.0 million per annum. To date, no royalties are or have been due or payable.

STRATEGIC ALLIANCES

We expect that the primary point of use for our Celacade technology will be the hospital clinic and/or cardiology and interventional cardiology practices. During the year ended November 30, 2001, we entered into a strategic alliance with Quest Diagnostics Incorporated ("Quest Diagnostics") of New Jersey to establish a potential secondary point of use for our Celacade technology to service patient referrals outside hospital clinics and cardiology practices in the United States on an exclusive basis. The final terms of the strategic alliance with Quest Diagnostics are not yet established and are the subject of continued discussion between the two companies. We remain free to pursue marketing arrangements with other parties to support the commercialization of our Celacade technology in the United States and in the rest of the world. As part of the agreement, Quest Diagnostics made a US$7.5 million investment in our Company and received 1,406,783 common shares. Quest Diagnostics also received 625,237 warrants at an exercise price of $12.73, expiring in November 2006. The fair value of the warrants on the day of grant was negligible.

BANKRUPTCIES AND REORGANIZATIONS

There have been no bankruptcy, receivership, or similar proceedings against us or our subsidiaries, or any voluntary bankruptcy, receivership, or similar proceedings by us or our subsidiaries within our three most recent fiscal years. There have been no material reorganizations of us or our subsidiaries within our three most recent fiscal years.

CODES OF CONDUCT

The Code of Conduct for the Board of Directors and the Code of Ethics for our employees have been implemented. The codes of ethics and business conduct may be viewed on our website at www.vasogen.com. No material amendments to the codes were made in the fiscal year ended November 30, 2005, and no waivers or requests for exemptions from the Codes of Conduct and Ethics were either requested or granted.

                                  RISK FACTORS

The risks and uncertainties described below are those that we currently believe may materially affect us. Additional risks and uncertainties that we are unaware of or that we currently deem immaterial may also become important factors that affect us. If any of the following risks actually occurs, our business, operating results or financial condition could be materially adversely affected.

We will require additional funds in our business that may be difficult to obtain when needed or on terms acceptable to us.

We will need to raise additional funds to conduct research and development, preclinical studies, and clinical trials necessary to bring our potential products to market and establish marketing, sales and distribution capabilities. Our future capital requirements will depend on many factors, including continued scientific progress in our research and development programs, the scope and results of preclinical studies and clinical trials, the time and costs involved in obtaining regulatory approvals, the costs involved in filing, prosecuting, and enforcing patent claims, competing technological and market developments, the cost of manufacturing scale-up, effective commercialization activities and arrangements, and other factors not within our control. The US$40 million aggregate principal amount of 6.45% senior convertible notes ("notes") due October 7, 2007, issued by our wholly-owned subsidiary, Vasogen Ireland Limited, include a requirement that, if the ACCLAIM trial fails to meet its primary endpoint, then beginning in September 2006 and until the notes are no longer outstanding, we must maintain a net cash balance of 110% of the outstanding principal amount on the notes. We do not anticipate generating revenues from operations in the foreseeable future, and we have no committed sources of capital.

Adequate funds may not be available when needed or on terms acceptable to us. In particular, the notes substantially limit our ability to incur additional secured or unsecured debt while the notes are outstanding. Insufficient funds may require us to scale back or eliminate some, or all, of our research and development programs or license to third parties products or technologies that we would otherwise seek to develop. Any future debt financing arrangements we enter into likely would contain restrictive covenants that impose significant operating and financial restrictions on us.

In order to obtain financing, if it is even available, it is likely that we will sell additional common shares or financial instruments that are exchangeable for or convertible into common shares or enter into strategic alliance arrangements. Also, in order to provide incentives to current employees and induce prospective employees and consultants to work for us, we have granted options and intend to offer and issue options to purchase common shares and/or rights exchangeable for or convertible into common shares. These activities could result in substantial dilution to all our shareholders.



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                                       14


We are a development-stage company with a history of losses, we have not recognized any product revenues, and we may never achieve profitability.

Our products are in the development stage and, accordingly, our business operations are subject to all of the risks inherent in the establishment and maintenance of a developing business enterprise, such as those related to competition and viable operations management. We have incurred a loss in each year since our inception and have received no cash flow from operations to date, and there is no assurance that we will have earnings or cash flow from operations in the future. These losses have resulted in, and are expected to continue to cause decreases in, our cash balances, working capital, and shareholders' equity. The future earnings and cash flow from operations of our business are dependent, in part, on our ability to further develop our products. There can be no assurance that we will grow and be profitable.

At November 30, 2005, we had an accumulated deficit of approximately C$285 million. We have not generated revenues from the commercialization of any products. Our net operating losses over the near-term and the next several years are expected to continue and increase as a result of completing current and initiating new clinical trials and activities necessary to support regulatory approval and commercialization of our products. There can be no assurance that we will be able to generate sufficient product revenue to become profitable at all or on a sustained basis. We expect to have quarter-to-quarter fluctuations in expenses, some of which could be significant, due to research, development, and clinical trial activities, as well as regulatory and commercialization activities.

Substantial cash payments may be required under the notes upon an event of default or change of control. Such cash payments may leave us with little or no working capital in our business or make us insolvent.

Holders of the notes ("noteholders") may require that the principal amount of the notes be repaid in cash or that all or a portion of the notes be redeemed in cash upon the occurrence of various events of default (subject to certain cure periods), including but not limited to:

      o the failure to maintain the effectiveness of the registration statement in respect of common shares issuable under the notes, subject to permitted grace periods;

      o the suspension of the common shares from trading on the TSX and Nasdaq (or the Nasdaq SmallCap Market);

      o the failure to deliver common shares to the noteholders within 10 trading days after the conversion date;

      o     the failure to pay principal and/or interest due under the notes;

      o any material default under any indebtedness of ours in an aggregate principal amount of US$5,000,000 or greater;

      o upon our breach in any material respect of any covenant, including the covenant to maintain a cash balance in the circumstances described above, under the transaction documents (as such term is defined in the securities purchase agreements, as filed on SEDAR, dated October 7, 2005 among us, Vasogen Ireland Limited, Vasogen, Corp., and the subscribers for the notes and the warrants) relating to the notes and warrants; and

      o upon any guarantee of the notes ceasing to be in full force and effect.

Upon the occurrence and during the continuance of an event of default, the interest rate on the notes will be increased to 12%. The noteholders may also require all or a portion of the notes be redeemed in cash upon a change of control. We have not established a sinking fund for payment of the notes, nor do we anticipate doing so. In addition, upon certain fundamental transactions such as a merger or sale of substantially all assets of our Company , the warrant holders would be entitled to require us (or our successor entity) to redeem the warrants for cash. Any such cash payments could leave us with little or no working capital for our business or make us insolvent.

Our substantial debt could impair our financial condition. We are highly leveraged and have substantial debt service obligations.

As of February 1, 2006, we had approximately US$34.5 million of principal indebtedness outstanding under the notes that bear interest at 6.45% per annum.

This substantial indebtedness could have important consequences for us. For example, it could:

      o increase our vulnerability to general adverse economic and industry conditions;

      o impair our ability to obtain additional financing in the future for working capital needs, capital expenditures or general corporate purposes;

      o require us to dedicate a significant portion of our existing cash and proceeds from any future financing transactions to the payment of principal and interest on our debt, which would reduce the funds available for our operations;

      o limit our flexibility in planning for, or reacting to, changes in the business and the industry in which we operate; and

      o place us at a competitive disadvantage compared to our competitors that have less debt.

Despite current indebtedness levels and the terms of the notes, we may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.

Despite current indebtedness levels and the terms of the notes, we may still be able to incur substantial additional indebtedness in the future. Under the notes, we are permitted to incur, among other types of indebtedness, indebtedness that is pari passu with or subordinate to the notes and that is repayable on or after 91 days following the maturity date of the notes. If new debt is added to our current debt levels, the related risks that we now face could increase.

We are subject to stringent ongoing government regulation.

Biotechnology, medical device, and pharmaceutical companies operate in a high-risk regulatory environment. The FDA, Health Canada, and other health agencies can be very slow to approve a product and can also withhold product approvals. In addition, these health agencies also oversee many other medical product operations, such as research and development, manufacturing, and testing and safety regulation of medical products. As a result, regulatory risk is normally higher than in other industry sectors.

We have incurred, and expect to continue to incur, substantial clinical research and other costs in connection with obtaining regulatory approvals for our medical products in Canada, the United States, and other jurisdictions. While we are not aware of any pending or threatened governmental action against us in any country, any enforcement action by regulatory authorities with respect to past, or any future, regulatory non-compliance could have a material adverse effect on our business, financial condition, and results of operations.

To date, our Celacade technology has been regulated by the FDA and Health Canada as a medical device. There can be no assurance that this regulatory status will not change in the future or that additional regulatory bodies beyond the medical device authorities will not have input into the approval of our medical products. If the FDA or Health Canada decides to regulate our Celacade device as a drug, biologic, or combination product, we could be obligated to conduct additional clinical trials, implement changes to the technology, or make changes to the end user procedures. In any event, the cost and time required to achieve regulatory approval, if our Celacade device is approved at all, could be substantially increased.

There can be no assurance that we will be able to achieve or maintain regulatory compliance with respect to all or any part of our current or future products or that we will be able to timely and profitably produce our products while complying with applicable regulatory requirements. If we fail to maintain compliance, regulatory authorities can institute proceedings to detain or seize products, issue a recall, enjoin future violations, assess civil and criminal penalties against us and our directors, officers, and employees, or require us to make substantial changes to our manufacturing operations. Any such actions could have a material adverse effect on our business, financial condition, and results of operations.

We do not yet have all the required approvals to market our product candidates, and our clinical trials may not yield results that will enable us to obtain regulatory approval.

We have not completed the development of any products and there can be no assurance that any products will be successfully developed. None of our products has received regulatory approval for commercial use and sale in North America. We cannot market a pharmaceutical or medical device product in any jurisdiction until it has completed thorough preclinical testing and clinical trials in addition to that jurisdiction's extensive regulatory approval process. In general, significant research and development and clinical studies are required to demonstrate the safety and effectiveness of our products before we can submit any regulatory applications. We may never obtain the required regulatory approvals for any of our products in North America. Our product candidates will require significant additional research and development efforts, including clinical trials, prior to regulatory approval and potential commercialization in North America. However, there can be no assurance that the results of all required clinical trials will demonstrate that these product candidates are safe and effective or, even if the results of the clinical trials are considered successful by us, that the FDA will not require us to conduct additional large-scale clinical trials before it will consider approving such product candidates for commercial use. Approval or consent by the FDA or other regulatory authorities to commence a clinical trial does not indicate that the device, drug, or treatment being studied can or will be approved. Preparing, submitting, and advancing applications for regulatory approval is complex, expensive, and time intensive and entails significant uncertainty.

The results of our completed preclinical studies and clinical trials may not be indicative of future clinical trial results. A commitment of substantial resources to conduct time-consuming research, preclinical studies, and clinical trials will be required if we are to complete development of our products.

There can be no assurance that unacceptable toxicities or adverse side effects will not occur at any time in the course of preclinical studies or human clinical trials or, if any products are successfully developed and approved for marketing, during commercial use of our products. The appearance of any such unacceptable toxicities or adverse side effects could interrupt, limit, delay, or abort the development of any of our products or, if previously approved, necessitate their withdrawal from the market. Furthermore, there can be no assurance that disease resistance or other unforeseen factors will not limit the effectiveness of our potential products. Any products resulting from our programs are not expected to be successfully developed or made commercially available in the near term and may not be successfully developed or made commercially available at all.

On August 30, 2005, we announced that the pivotal phase III SIMPADICO trial, which is designed to further investigate the use of Celacade technology for PAD, was being closed out early. The decision to close out the trial was based on a recommendation by the ESEMC who cited a potential safety concern and the absence of a sufficiently strong efficacy signal to warrant the continuance of the study. The initial results of this study are expected to be presented by Dr. Jeffrey Olin, Principal Investigator and Chairman of the Steering Committee for the SIMPADICO trial, on March 12th, 2006, at the ACC.

The science underlying our Celacade technology is relatively new and unproven.

Definitive proof of the precise mechanism of action of our Celacade technology will require considerably more basic scientific research than we or others have accomplished to date. We have not, nor has any other company, successfully commercialized a technology similar to that using the Celacade technology. There can be no assurance that the products we are currently developing will be approved by additional regulatory agencies or that further testing will yield positive results. Should one of our product candidates prove to have insufficient benefit and/or have an unsafe profile, its development will likely be discontinued.

A setback in either of our clinical trials of our Celacade technology would likely cause a drop in the price of our common shares.

We intend to rely substantially on the exploitation of our Celacade technology for our future earnings. If our Celacade technology does not become commercially viable for any reason, including the failure of our clinical trials for the treatment of chronic HF and PAD, we may not achieve profitability and our common share price would likely decline. For example, on August 30, 2005, we announced that the pivotal phase III SIMPADICO trial, which is designed to further investigate the use of our Celacade technology was being closed out early because of a recommendation by the ESEMC who cited a potential safety concern and the absence of a sufficiently strong efficacy signal to warrant the continuance of the study. The closing price of our common shares on the Nasdaq decreased from US$4.25 on August 29, 2005, to US$2.38 on August 30, 2005, and was US$3.08 on February 17, 2006.

We are reliant on our key personnel.

The operations of our business are highly dependent upon the participation of our key personnel. The loss of the service of any one of our key personnel may materially affect the ability of our Company to complete the development of our products, successfully commercialize our products, and to grow and expand our business operations. There is intense competition for qualified management and skilled employees, and our failure to recruit, train, and retain such employees could have a material adverse effect on our business, financial condition, and/or results of operations.

Our intellectual property may not provide meaningful protection for our product candidates. We may infringe others' patents. Patent litigation is time consuming and expensive.

We have filed a number of patent applications in the United States and many other countries relating to our products and processes and we have been issued patents covering certain aspects of our immune modulation technology and medical devices. Our success may depend, in part, on our ability to obtain patent protection for our products and processes. There can be no assurance that our patent applications will be issued as patents or that any of our issued patents, or any patent that may be issued in the future, will provide us with adequate protection for our products, processes, or technology. The patent positions of biotechnology, pharmaceutical, and medical device companies can be highly uncertain and involve complex legal and factual questions. Therefore, the breadth of claims allowed in biotechnology, pharmaceutical and medical device patents cannot be predicted. We also rely upon unpatented trade secrets and know-how, and no assurance can be given that others will not independently develop substantially equivalent trade secrets or know-how. In addition, whether or not our patents are issued, or issued with limited coverage, others may receive patents that contain claims applicable to our products. Our competitors may attempt to circumvent our patents by means of alternative designs and processes or challenges to the validity of our patents. There can be no assurance that any of our patents, or any patents issued to us in the future, will afford meaningful protection against competitors. There can be no assurance that our patents will be held valid or enforceable by a court of competent jurisdiction. The patents of our competitors may impair our ability to do business in a particular area. We also rely in part on confidentiality agreements with our corporate collaborators, employees, consultants, and certain contractors to protect our proprietary technology. There can be no assurance that these agreements will not be breached, that we will have adequate remedies for any breach, or that our trade secrets will not otherwise become known or independently discovered by our competitors.

It is possible that our products or processes will infringe, or will be found to infringe, patents not owned or controlled by us. In addition, because patent applications are often maintained in secrecy and may take many years to issue, there may be currently pending patent applications that may later result in issued patents that our products infringe. If any relevant claims of third-party patents that relate to our products are upheld as valid and enforceable, we could be prevented from practicing the subject matter claimed in such patents, or would be required to obtain licenses or redesign our products or processes to avoid infringement. There can be no assurance that such licenses would be available at all or on terms commercially reasonable to us or that we could redesign our products or processes to avoid infringement. Litigation may be necessary to defend against claims of infringement, to enforce patents issued to us, or to protect trade secrets. Such litigation could result in substantial costs and diversion of management efforts regardless of the results of such litigation, and an adverse result could subject us to significant liabilities to third parties, require disputed rights to be licensed, or require us to cease using our technology.

If we fail to obtain acceptable prices or appropriate reimbursement for our products, our ability to successfully commercialize our products will be impaired.

Government and insurance reimbursements for healthcare expenditures play an important role for all healthcare providers, including physicians, medical device companies, drug companies, medical supply companies, and companies, such as ours, that plan to offer various products in the United States and other countries in the future.

Our ability to earn sufficient returns on our products will depend in part on the extent to which reimbursement for the costs of such products, related therapies and related treatments will be available from government health administration authorities, private health coverage insurers, managed care organizations, and other organizations. In the United States, our ability to have our products and related treatments and therapies eligible for Medicare or private insurance reimbursement will be an important factor in determining the ultimate success of our products. If, for any reason, Medicare or the insurance companies decline to provide reimbursement for our products and related treatments, our ability to commercialize our products would be adversely affected. There can be no assurance that our products and related treatments will be eligible for reimbursement.

There has been a trend toward declining government and private insurance expenditures for many healthcare items. Third-party payors are increasingly challenging the price of medical products and services.

If purchasers or users of our products and related treatments are not able to obtain appropriate reimbursement for the cost of using such products and related treatments, they may forgo or reduce such use. Even if our products and related treatments are approved for reimbursement by Medicare and private insurers, of which there can be no assurance, the amount of reimbursement may be reduced at times, or even eliminated. This would have a material adverse effect on our business, financial condition, and results of operations.

Significant uncertainty exists as to the reimbursement status of newly approved healthcare products, and there can be no assurance that adequate third-party coverage will be available.

Competition in our target markets is intense, and developments by other companies could render our product candidates obsolete.

The industry that we compete in is not a static environment, and market share can change rapidly if competing products are introduced. There can be no assurance that we can avoid intense competition from other medical technology companies, pharmaceutical or biotechnology companies, universities, government agencies, or research organizations, and from other technological advances that could render our technology uneconomical or obsolete. Many of these competitors have substantially greater financial and/or other resources. Our competitors may succeed in developing technologies and products that are more effective or cheaper to use than any that we may develop. These developments could render our products obsolete and uncompetitive, which would have a material adverse effect on our business, financial condition and results of operations. In addition, there are numerous existing therapies for chronic HF, PAD, and neurological diseases, and others are being developed.

We rely on third parties for a variety of functions and we may enter into future collaborations. We may not receive the benefits that we expect from these arrangements.

We currently rely on clinical research organizations ("CROs") for the conduct of our clinical trials. All of our CROs operate in accordance with good clinical management practices mandated by the FDA and are subject to regular audits by the FDA, similar regulatory authorities and the Company.

Our strategy for the research, development, and commercialization of our products requires entering into various arrangements with corporate collaborators, licensors, licensees, and others, and our commercial success is dependent upon these outside parties performing their respective contractual responsibilities. The amount and timing of resources such third parties will devote to these activities may not be within our control. There can be no assurance that such parties will perform their obligations as expected. There can be no assurance that our collaborators will devote adequate resources to our programs. In addition, we could become involved in disputes with our collaborators, which could result in a delay or termination of the related development programs or result in litigation. We intend to seek additional collaborative arrangements to develop and commercialize some of our products. There can be no assurance that we will be able to negotiate collaborative arrangements on favorable terms, or at all, in the future, or that our current or future collaborative arrangements will be successful.

We are subject to exposure to product liability claims.

We face an inherent business risk of exposure to product liability and other claims in the event that the development or use of our technology or prospective products or therapies results, or is alleged to have resulted, in adverse effects. While we have taken, and will continue to take, what we believe are appropriate precautions, there can be no assurance that we will avoid significant liability exposure. Although we currently carry product liability insurance for clinical trials, there can be no assurance that we have sufficient coverage, or can in the future obtain sufficient coverage at a reasonable cost. An inability to obtain product liability insurance at an acceptable cost or to otherwise protect against potential product liability claims could prevent or inhibit the commercialization of products we develop. A product liability claim could have a material adverse effect on our business, financial condition, and results of operations.

On August 30, 2005, we announced that the pivotal phase III SIMPADICO trial, which is designed to further investigate the use of our Celacade technology was being closed out early at 50 centres in North America because of a recommendation by the ESEMC, who cited a potential safety concern and the absence of a sufficiently strong efficacy signal to warrant the continuance of the study.

We do not have commercial-scale manufacturing capability, and we lack commercial manufacturing experience.

We currently rely upon single sources for the supply of some of the components required to manufacture and use our products. For example, we currently rely on a single subcontractor for the disposable cartridges that are components of the Celacade technology. The establishment of additional or replacement suppliers for certain materials, components, subassemblies, assemblies, supplies, or finished products cannot be accomplished quickly, largely due to the regulatory approval systems and the complex nature of the manufacturing processes employed by many suppliers. The failure to obtain sufficient quantities of component materials on commercially reasonable terms could have a material adverse effect on our clinical studies, business, financial condition, and results of operations.

If we are successful in developing the markets for our products, we would have to arrange for their scaled-up manufacture. At the present time, we have not arranged for the large-scale manufacture of our products. There can be no assurance that we will, on a timely basis, be able to make the transition from manufacturing clinical trial quantities to commercial production quantities successfully or be able to arrange for contract manufacturing. We believe our contractors will be able to manufacture our medical devices for initial commercialization if the products obtain FDA and other regulatory approvals, but we have not yet demonstrated the capability to manufacture the medical devices in commercial quantities. Potential difficulties experienced by us in manufacturing scale-up, including recalls or safety alerts, could have a material adverse effect on our business, financial condition, and results of operations.

The manufacture of our products involves a number of steps and requires compliance with stringent quality control specifications imposed by the FDA and other regulatory agencies. Moreover, our products can only be manufactured in a facility that has undergone a satisfactory inspection by the FDA and/or other relevant regulatory authorities, as applicable. For these reasons, we would not be able to replace our manufacturing capacity quickly if we were unable to use our manufacturing facilities as a result of a fire, natural disaster (including an earthquake), equipment failure, or other difficulty, or if such facilities are deemed not in compliance with the regulatory requirements and the noncompliance could not be rapidly rectified. Our inability or reduced capacity to manufacture our products would have a material adverse effect on our business, financial condition, and results of operations.

We expect to enter into additional arrangements with contract manufacturing companies in order to meet requirements for our products, or to attempt to improve manufacturing efficiency. If we choose to contract for manufacturing services and encounter delays or difficulties in establishing relationships with manufacturers to produce, package, and distribute our finished products, then clinical trials, market introduction, and subsequent sales of such products would be adversely affected. Further, contract manufacturers must also operate in compliance with the FDA and other regulatory requirements. Failure to do so could result in, among other things, the disruption of product supplies. Our potential dependence upon third parties for the design and/or manufacture of our products may adversely affect our profit margins and our ability to develop and deliver such products on a timely and competitive basis.

We have limited sales, marketing, and distribution experience.

We have limited experience in the sales, marketing, and distribution of pharmaceutical or medical device products. There can be no assurance that we will be able to establish sales, marketing, and distribution capabilities or make arrangements with our collaborators, licensees, or others to perform such activities or that such efforts will be successful. If we decide to market any of our products directly, we must either acquire or internally develop a marketing and sales force with technical expertise and with supporting distribution capabilities. The acquisition or development of a sales and distribution infrastructure would require substantial resources, which may divert the attention of our management and key personnel, and have a negative impact on our product development efforts. If we contract with third parties for the sales and marketing of our products, our revenues will be dependent on the efforts of these third parties, whose efforts may not be successful. If we fail to establish successful marketing and sales capabilities or to make arrangements with third parties, our business, financial condition and results of operations will be materially adversely affected.

Our  strategic   alliance  with  Quest  Diagnostics   Incorporated  may  not  be
successful.

On November 6, 2001, we entered into a strategic alliance with Quest Diagnostics regarding the potential establishment of an outpatient services delivery model to support the commercialization of the Celacade technology in the United States on an exclusive basis. The terms of this strategic alliance have not yet been finalized and are the subject of continued discussions between the parties. The success of the strategic alliance will depend in part on the resources Quest Diagnostics invests in the strategic alliance. If finalized, there can be no assurance that our strategic alliance will be successful. Should we not finalize the terms of this strategic alliance, or should the strategic alliance not ultimately be successful, our business may be adversely affected.

Two of our directors' relationships with Quest Diagnostics could create a conflict of interest.

Certain of the directors and officers of our Company are also directors and officers of other companies. One of our directors is also Chairman of the Board and Chief Executive Officer of Quest Diagnostics. However, he is not standing for re-election at the Annual and Special Meeting of Shareholders scheduled for March 22, 2006. In addition, our current Chairman is also a director of Quest Diagnostics. Another director will assume the chairmanship of our Board of Directors following the Annual and Special Meeting of Shareholders scheduled for March 22, 2006. There exists the possibility for such directors and officers to be in a conflict of interest position. Any decision made by any of such directors and officers involving our Company is subject to their duties and obligations to deal fairly and in good faith with our Company and such other companies.

In addition, each of our directors is required to declare a conflict in, and refrain from voting on, any matter in which such director may have a conflict of interest.

If our products do not gain market acceptance, we may be unable to generate significant revenues.

We do not believe that we currently have the required clinical data and results to successfully market our product candidates in any jurisdiction; future clinical or preclinical results may be negative or insufficient to allow us to successfully market any of our product candidates; and obtaining needed data and results may take longer than planned, and may not be obtained at all.

Even if our products are approved for sale, they may not be successful in the marketplace. Market acceptance of any of our products will depend on a number of factors, including demonstration of clinical effectiveness and safety; the potential advantages of our products over alternative treatments; the availability of acceptable pricing and adequate third-party reimbursement; and the effectiveness of marketing and distribution methods for the products. If our products do not gain market acceptance among physicians, patients, and others in the medical community, our ability to generate significant revenues from our products would be limited.

We may not achieve our projected development goals in the time frames we announce and expect.

We set goals for and make public statements regarding timing of the accomplishment of objectives material to our success, such as the commencement and completion of clinical trials, anticipated regulatory approval dates, and time of product launch. The actual timing of these events can vary dramatically due to factors such as delays or failures in our clinical trials, the uncertainties inherent in the regulatory approval process, and delays in achieving product development, manufacturing, or marketing milestones necessary to commercialize our products. There can be no assurance that our clinical trials will be completed, that we will make regulatory submissions or receive regulatory approvals as planned, or that we will be able to adhere to our current schedule for the scale-up of manufacturing and launch of any of our products. If we fail to achieve one or more of these milestones as planned, the price of our common shares could decline.

Our business involves the use of hazardous material, which requires us to comply with environmental regulations.

Although we do not currently manufacture commercial quantities of our products, we produce limited quantities of such products for our clinical trials. Our research and development processes involve the controlled storage, use, and disposal of hazardous materials. We are subject to laws and regulations governing the use, manufacture, storage, handling, transport, and disposal of such materials and certain waste products. Although we believe that our procedures for handling and disposing of such materials comply with the standards prescribed by such laws and regulations, the risk of accidental release, contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, we could be held liable for any damages that result, and any such liability could exceed our resources. There can be no assurance that we will not be required to incur significant costs to comply with past, current or future environmental laws and regulations, or that our business, financial condition, and results of operations will not be materially or adversely affected by past, current or future environmental laws or regulations.

Our insurance may not provide adequate coverage with respect to environmental matters.

Environmental laws and regulations could have a material adverse effect on the results of our operations and our financial position.

We are subject to a broad range of environmental laws and regulations imposed by international, federal, state, provincial, and local governmental authorities. Such environmental regulation relates to, among other things, the handling, transport, and storage of hazardous materials, the disposal of waste, and the discharge of potential contaminants into the environment. Although we believe that we are in material compliance with applicable environmental laws and regulations, as a result of the potential existence of unknown environmental issues and frequent changes to environmental laws and regulation and the interpretation and enforcement thereof, there can be no assurance that compliance with environmental laws and regulation or obligations imposed thereunder will not have a material adverse effect on us in the future.

There are risks related to the handling of blood.

Our clinical trials involve the withdrawal of a small sample of a patient's blood cells into our Celacade single-use disposable cartridge, exposure of such blood cells to our controlled treatment process utilizing our proprietary Celacade device, and then re-administration of such blood cells to the patient intramuscularly. There are risks associated with the handling of human blood that may contain infectious agents, notwithstanding the sterile techniques employed in our clinical trials. While we believe that our processes and safety procedures for handling human blood are adequate to ensure against infection of the patient and our clinical staff, there is a risk that such procedures will fail and will result in infection. In the event of such infection, we could be held liable for any damages that result, and any such liability could exceed our resources.

                        RISKS RELATING TO OUR SECURITIES

Our share price has been highly volatile and an investment in our common shares could suffer a decline in value.

The trading price of our common shares has been highly volatile and could continue to be subject to wide fluctuations in price in response to various factors, many of which are beyond our control, including:

            o     actual  or  anticipated   period-to-period   fluctuations   in
                  financial results;

            o     litigation or threat of litigation;

            o failure to achieve, or changes in, financial estimates by securities analysts;

            o announcements regarding new or existing products or services or technological innovations by us or our competitors;

            o     comments  or  opinions   by   securities   analysts  or  major
                  shareholders;

            o conditions or trends in the pharmaceutical, biotechnology and life science industries;

            o announcements by us of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

            o announcements by us of results of, and developments in, our research and development efforts, including results and adequacy of, and developments in, our clinical trials and applications for regulatory approval;

            o     additions or departures of key personnel;

            o sales of our common shares, including by holders of the notes on conversion or repayment by us in common shares;

            o     economic and other external factors or disasters or crises;

            o     limited daily trading volume; and

            o developments regarding our patents or other intellectual property or that of our competitors.

In  addition,  the stock  market in general  and the  market  for  biotechnology companies in particular, have experienced significant price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Further, there has been significant volatility in the market prices of securities of life science companies. Factors such as the results and adequacy of our preclinical studies and clinical trials, as well as those of our collaborators, or our competitors; other evidence of the safety or effectiveness of our products or those of our competitors; announcements of technological innovations or new products by us or our competitors; governmental regulatory actions; developments with our collaborators; developments (including litigation) concerning patent or other proprietary rights of our Company or our competitors; concern as to the safety of our products; period-to-period fluctuations in operating results; changes in estimates of our performance by securities analysts; market conditions for biotechnology stocks in general; and other factors not within the control of our Company could have a significant adverse impact on the market price of our common shares, regardless of our operating performance. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted. A securities class action suit against us could result in substantial costs, potential liabilities and the diversion of management's attention and resources.

We may be unable to meet our obligations under our outstanding notes.

At February 1, 2006, we have an aggregate principal amount of approximately US$34.5 million in outstanding notes that bears interest at 6.45% per annum and interest on the notes must be paid monthly in cash. There is no guarantee that we will have adequate resources to meet these obligations on a timely basis.

Under the terms of the notes and in the event that we are unable to issue shares at the conversion price stipulated by the notes, we must make additional cash payments to the noteholders.

If, due to restrictions promulgated by any of the Nasdaq, The Nasdaq SmallCap Market, or the TSX, we are unable to issue a sufficient number of our common shares at the conversion price stipulated by the notes to noteholders on conversion of their notes into common shares, we are required to pay to such noteholders an amount in cash to compensate for those shares we are unable to issue.

There may not be an active, liquid market for our common shares.

There is no guarantee that an active trading market for our common shares will be maintained on the Nasdaq or the TSX. Investors may not be able to sell their shares quickly or at the latest market price if trading in our common shares is not active.

Future  issuances of our common shares could adversely  affect the trading price
of  our  common  shares  and  could  result  in  substantial   dilution  to  our
shareholders.

We expect to issue substantial amounts of common shares in the future. Holders of any remaining outstanding notes may elect to convert their notes into common shares at US$3.00 per share, subject to adjustment. In addition, the principal amount of any outstanding notes is repayable at the election of Vasogen Ireland Limited by the issuance of common shares, subject to satisfaction of certain conditions. If the outstanding notes are repaid by the issuance of common shares, the common shares will be issued at a 5% discount to the arithmetic average of the weighted average price of the common shares during each of the twelve consecutive trading days preceding the time of issuance (the "twelve-day market price"), or, in the event that the common shares have a twelve-day market price of less than US$1.00, then the common shares will be issued at a 10% discount to the twelve-day market price. To the extent that the market price of the common shares declines, we will need to issue an increasing number of common shares per dollar of principal to be repaid. Subject to certain restrictions, noteholders may engage in short sales of the common stock that negatively impact the market price of the common shares, thereby causing us to have to issue more common shares to repay any outstanding notes.

We issued warrants to purchase 3,333,334 common shares to the investors who subscribed for the notes. Each warrant entitles the holder to purchase one common share at an exercise price of US$3.00, subject to adjustment. The warrants have a five-year term. Further, additional warrants will be issued in the event that Vasogen Ireland Limited elects to accelerate the repayment of the notes. If Vasogen Ireland Limited elects to accelerate repayment of the notes, we are obligated, subject to regulatory approval, to issue additional warrants generally having an exercise price equal to US$3.00, subject to adjustment, and a five-year term commencing upon the date of issuance. The number of warrants to be issued upon Vasogen Ireland Limited's election to accelerate repayment of the notes is equal to that number of warrants sufficient to entitle the holder to acquire that number of common shares equal to 65% of the number obtained when the accelerated amount being repaid is divided by US$3.00, subject to adjustment.

In addition to common shares issuable in connection with conversion or repayment of the notes and exercise of the warrants, our investors, employees, and directors hold rights to acquire substantial amounts of our common shares. In order to obtain future financing, it is likely that we will issue additional common shares or financial instruments that are exchangeable for or convertible into common shares. Such issuances may constitute "Dilutive Issuances" under the terms of the notes and trigger an adjustment to the conversion price of the notes. Also, in order to provide incentives to current employees and induce prospective employees and consultants to work for us, we intend to offer and issue options to purchase common shares and/or rights exchangeable for or convertible into common shares.

Future issuances of substantial amounts of our common shares, or the perception that such issuances are likely to occur, could affect prevailing trading prices of our common shares. Future issuances of our common shares could result in substantial dilution to our shareholders. In addition, the existence of the notes and warrants may encourage short selling by market participants.

If there are substantial sales of our common shares, the market price of our common shares could decline.

Sales of substantial numbers of our common shares could cause a decline in the market price of our common shares. Any sales by existing shareholders or holders of notes, options, or warrants may have an adverse effect on our ability to raise capital and may adversely affect the market price of our common shares.

We have not paid dividends.

We have never paid cash dividends on our common shares and do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain our future earnings, if any, to finance further research and the expansion of our business.

                                    DIVIDENDS

The Company has not paid, and has no current plans to pay, dividends on its common shares. We currently intend to retain future earnings, if any, to finance the development of our business. Any future dividend policy will be determined by the Board of Directors, and will depend upon, among other factors, the Company's earnings, if any, financial condition, capital requirements, any contractual restrictions with respect to the payment of dividends, the impact of the distribution of dividends on the Company's financial condition, tax liabilities, and such economic and other conditions as the Board may deem relevant.

                                CAPITAL STRUCTURE

Our authorized share capital consists of an unlimited number of common shares, all without nominal or par value.

      Common Shares. Each common share entitles the holder thereof to one vote at any meeting of the shareholders of the Company, except meetings at which only holders of a specified class of shares are entitled to vote. The common shares are entitled to receive, as and when declared by our Board of Directors, dividends in such amounts as shall be determined by our Board of Directors. The holders of common shares have the right to receive the remaining property of the Company in the event of liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary. All common shares now outstanding and to be outstanding upon exercise of the outstanding options and warrants are, or will be, fully paid and non-assessable. As at February 13, 2006, 83,148,559 common shares were issued and outstanding.

      Warrants. At November 30, 2005, warrants to purchase 4,318,571 common shares were outstanding. The warrants are held by Needham & Company, Inc., Quest Diagnostics, and certain investors. Of these warrants, 360,000 are exercisable at a price of US$4.69 per share and expire on July 2, 2006, 625,237 are exercisable at a price of C$12.73 per share and expire on November 6, 2006, and 3,333,334 are exercisable at a price of US$3.00 per share and expire on October 7, 2010.

      Options. At November 30, 2005, there were 4,311,551 common shares issuable upon the exercise of outstanding options granted under our stock option plans which have a weighted average exercise price of C$5.60 per common share and up to 2,506,634 additional common shares were reserved for issuance under our stock option plans. At our Annual and Special Shareholders' Meeting scheduled for March 22, 2006, we intend to seek the approval of our shareholders to increase the number of common shares reserved for issuance upon the exercise of options granted under our Employee Stock Option Plan by 3,000,000 common shares, and under our Directors' Stock Option Plan, by 250,000.

      Directors' Deferred Share Units. At November 30, 2005, there were 78,285 common shares issuable upon the exercise of outstanding deferred share units granted under our Directors' Deferred Share Unit and Stock Plan, which have a fair market value of C$201,975 and up to 171,715 additional common shares were reserved for issuance under our Directors' Deferred Share Unit and Stock Plan.

      Shareholder Rights Plan. We adopted, effective November 22, 2000, a shareholder rights plan which was subsequently amended on May 7, 2003. Unless otherwise extended with the approval of our shareholders, the Shareholder Rights Plan and the rights issued thereunder will expire at the close of our Annual Meeting of Shareholders to be held in 2006, unless the rights are terminated, redeemed, or exchanged earlier by our Board of Directors. At our Annual and Special Shareholders' meeting scheduled for March 22, 2006, we intend to seek the approval of our shareholders to extend the Shareholder Rights Plan to the close of our Annual Meeting of Shareholders in 2009.

Subsequent to November 30, 2005, and prior to the date of this annual information form, 1.7 million options to purchase our common shares were granted, no options to purchase our common shares were exercised, 175,693 options to purchase our common shares expired, and 18,977 options to purchase our common shares were cancelled.

                            DESCRIPTION OF THE NOTES

The notes were issued by our wholly-owned Irish subsidiary, Vasogen Ireland Limited, and guaranteed by us as well as by our wholly owned United States subsidiary, Vasogen, Corp. Interest at 6.45% has been and will be paid in cash only. If pre-market approval is given by the U.S. Food and Drug Administration ("FDA Approval") for the marketing of Celacade for use in the treatment of chronic heart failure the maturity date of the notes may be extended to October 7, 2010. The notes are unsecured. We have obtained an irrevocable letter of credit in the amount of US$10 million in favour of the noteholders. Upon an event of default under the notes, noteholders may draw against the letter of credit. The letter of credit will be released in full to us in the event of FDA Approval. In the event that the aggregate principal amount of the notes that is converted, redeemed or repaid is in excess of US$23 million, then the amount of the letter of credit shall also be reduced by an amount equal one-half of the difference between US$17 million and the aggregate principal amount of the notes then outstanding. If our ACCLAIM trial fails to meet its primary endpoint, then, beginning on September 1, 2006 until the notes are no longer outstanding, we must maintain a net cash balance of 110% of the principal outstanding under the notes. Vasogen Ireland Limited began to repay the principal amount of the notes in equal monthly installments in December, 2005. If an event of default should occur, as defined under the notes, the notes shall bear interest at a rate of 12.0% per annum until such default is cured. In addition, if an event of default should occur, noteholders will be entitled to require the redemption of their notes, in whole or in part, at a price determined according to a formula under the notes. The notes are convertible by their holders into common shares at US$3.00 per share, subject to adjustment. In the event that a noteholder elects to convert their notes, in whole or in part, into common shares and we are unable to issue the required number of common shares due to an insufficient number of common shares being covered under this annual information form or any amendments thereto, then we shall be required to make a cash payment to such electing noteholders, and such cash payment shall be in an amount that is at a premium to the value of the common shares that would have otherwise been issued. The principal amount of the notes is repayable in monthly installments in cash or, at Vasogen Ireland Limited's election and subject to satisfaction of certain conditions, by the issuance of common shares. If the notes are repaid by the issuance of common shares, the common shares will be issued at a 5% discount to the arithmetic average of the weighted average price of the common shares during each of the twelve consecutive trading days preceding the time of issuance (the "twelve-day market price"), or, in the event that the common shares have a twelve-day market price of less than US$1.00, then the common shares will be issued at a 10% discount to the twelve-day market price. Our option to issue common shares at either discount rate to repay the notes is contingent on the condition that the aggregate number of common shares issued at a discount to the market price with respect to the notes and the warrants cannot exceed 20,370,313 common shares, representing 25% of the issued common share capital as calculated on an undiluted basis prior to the issuance of the notes. If this condition is not met then any common shares being issued that would exceed the 25% limit will be issued at the arithmetic average of the weighted average price of the common shares during each of the five consecutive trading days preceding the date of issuance and will not be subject to any discount.

Vasogen Ireland Limited also has, subject to certain conditions, the option to accelerate the repayment of the notes, in which case we are then required to issue acceleration warrants to the noteholders. See "Description of the Warrants Issued on the Private Placement of Notes".

      DESCRIPTION OF THE WARRANTS ISSUED ON THE PRIVATE PLACEMENT OF NOTES

In connection with the private placement, we issued 3,333,334 initial warrants to those investors who subscribed for the notes entitling each holder to acquire pro rata that number of common shares equal to 25% of the total number of shares that may be issued on conversion by the holder of the notes. Each initial warrant entitles the holder to purchase one common share at an exercise price of US$3.00, subject to adjustment. In the event that a warrant holder exercises their warrants, in whole or in part, and we are unable to issue the required number of common shares due to an insufficient number of common shares being covered under our prospectus of November 18, 2005, or any amendments thereto, then we shall be required to make a cash payment to such exercising warrant holders, and such cash payment shall be in an amount that is at a premium to the value of the common shares that would have otherwise been issued. The initial warrants have a five-year term.

Acceleration warrants shall be issued in the event that Vasogen Ireland Limited elects to accelerate the repayment of the notes. If Vasogen Ireland Limited elects to accelerate repayment, we are obligated, subject to regulatory compliance, to issue warrants generally having an exercise price equal to US$3.00, subject to adjustment, and a five-year term commencing upon the date of issuance. The number of warrants to be issued upon Vasogen Ireland Limited's election to accelerate repayment of the notes shall be that number of warrants sufficient to entitle the holder to acquire that number of common shares equal to 65% of the number obtained when the accelerated amount being repaid is divided by US$3.00, subject to adjustment.

                              MARKET FOR SECURITIES

Our common shares are listed on the Toronto Stock Exchange (the "TSX") and quoted for trading on the NASDAQ National Market. Prior to December 17, 2003, our common shares were listed on the American Stock Exchange.

The following table sets forth, for the periods indicated, the reported high and low prices (in Canadian dollars) and volume traded on the TSX.

                 Month       $ High       $ Low      Close      Volume
                 Dec 04       6.64        5.61       6.10     1,658,848
                 Jan 05       6.85        5.70       6.19     1,607,634
                 Feb 05       6.30        5.20       5.45     1,469,494
                 Mar 05       5.60        4.86       4.90     2,251,317
                 Apr 05       5.45        4.33       4.71     1,585,220
                 May 05       5.64        4.50       5.63     1,839,440
                 Jun 05       6.50        5.40       5.99     2,187,637
                 Jul 05       7.34        5.76       6.75     2,383,004
                 Aug 05       7.15        2.27       2.49     6,361,679
                 Sep 05       2.77        2.08       2.43     9,086,896
                 Oct 05       3.50        2.43       3.11     3,455,610
                 Nov 05       3.41        2.50       2.58     1,579,028

The following table sets forth, for the periods indicated, the reported high and low prices (in United States dollars) and volume traded on NASDAQ.

                  Month       $ High      $ Low      $ Close      Volume
                  Dec 04       5.46        4.67       5.08       3,344,815
                  Jan 05       5.59        4.63       4.99       5,430,102
                  Feb 05       5.10        4.22       4.34       4,969,556
                  Mar 05       4.58        3.98       4.05       5,969,007
                  Apr 05       4.40        3.64       3.73       4,841,435
                  May 05       4.50        3.62       4.45       5,973,843
                  Jun 05       5.25        4.30       4.91       8,049,871
                  Jul 05       6.08        4.70       5.48       9,816,387
                  Aug 05       5.78        2.07       2.11      20,647,671
                  Sep 05       2.38        1.75       2.11      24,149,974
                  Oct 05       3.00        2.06       2.68      14,388,299
                  Nov 05       2.87        2.14       2.24       6,312,778

                               ESCROWED SECURITIES

To our knowledge, none of our securities are held in escrow.

                             DIRECTORS AND OFFICERS

The names and municipalities of residence of all our directors and officers as at the date hereof, the offices presently held, principal occupations, and the year each director or officer first became a director or officer are set out below. Each director was elected to serve until the next annual meeting of our shareholders or until his successor is elected or appointed. Officers are appointed annually and serve at the discretion of the Board of Directors.

--------------------------------------------------------------------------------------------------------------------

                       Position with the Company and Principal                                 Director/Officer
Name and Residence(3)  Occupation for the last five years        Other Public Company Boards   Since
--------------------------------------------------------------------------------------------------------------------
William R. Grant(1)    Chairman of the Board and Director of     Advanced Medical Optics,      November 1998;
New York,              the Company.  Vice Chairman of Galen      Inc.                          Chairman since
New York               Associates.                               Massey Energy Company         March 2001
                                                                 Quest Diagnostics
                                                                     Incorporated
--------------------------------------------------------------------------------------------------------------------
Andre Berard(1)        Director of the Company.  Mr. Berard      Banque Saradar France         November 2000
Iles des Soeurs,       spent over four decades with the          BCE Inc.
Quebec                 National Bank of Canada, formerly as      Groupe BMTC Inc.
                       CEO and Chairman of the Board, and now    Groupe Saputo Inc.
                       serves as a Corporate Director.           Kruger Inc.
                                                                 Le Groupe Canam Manac Inc.
                                                                 LMS Medical Systems Inc.
                                                                 National Bank of Canada
                                                                 Noranda Inc.
                                                                 Societe financiere Bourgie
                                                                 Inc.
                                                                 TransForce Income Fund
--------------------------------------------------------------------------------------------------------------------
Dr. Ronald M.          Director of the Company.  Dr. Cresswell    None                         January 10, 2006
Cresswell(1)           is the former Senior Vice President and
Ann Arbor, Michigan    Chief Scientific Officer of Warner
                       Lambert.
--------------------------------------------------------------------------------------------------------------------
David G. Elsley        President, Chief Executive Officer, and   None                          January 1991
Oakville, Ontario      a Director of the Company.
--------------------------------------------------------------------------------------------------------------------
Terrance H. Gregg(2)   Vice-Chairman of the Board and Director   Amylin Pharmaceuticals,       September 1999
Los Angeles,           of the Company.  Mr. Gregg is the         Inc.
California             former President of Medtronic MiniMed.    DexCom Inc.
                       He became President and Chief Operating   LMS Medical Systems Limited
                       Officer of Minimed in 1996.               Patton Medical Devices, LC.
--------------------------------------------------------------------------------------------------------------------
Benoit La Salle(1)     Director of the Company.  Chairman and    Contact Image Inc.            January 1997
Montreal, Quebec       Chief Executive Officer of SEMAFO Inc.    ART Research Technologies
                                                                 LMS Medical Systems Limited
                                                                 Pebercan Inc.
                                                                 SEMAFO Inc..
                                                                 20/20 Technologies Inc.
--------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
                     Position with the Company and
Name and             Principal Occupation for the last five     Other Public Company         Director/Officer
Residence(3)         years                                      Boards                       Since
-----------------------------------------------------------------------------------------------------------------
Surya N.             Director of the Company. Chief             Quest Diagnostics            March 2002
Mohapatra(2)         Executive Officer and Chairman of the      Incorporated
Saddle River,        Board of Quest Diagnostics. Mr.
New Jersey           Mohapatra is the former President and
                     Chief Operating Officer of Quest
                     Diagnostics.
-----------------------------------------------------------------------------------------------------------------
Eldon R. Smith       Vice President, Scientific Affairs, and a  Canadian Natural             July 1998
Calgary, Alberta     Director of the Company.                   Resources Limited
                                                                Overlord Financial Inc.
                                                                Pheromone Sciences Corp.
-----------------------------------------------------------------------------------------------------------------
Dr. Calvin R.        Director of the Company. Dr. Stiller is    NPS Pharmaceuticals, Inc.    January 2006
Stiller(2)           the former Chairman and Chief              Spectral Diagnostics Inc.,
London, Ontario      Executive Officer of Canadian Medical      Residence Retirement
                     Discoveries Fund Inc.                      REIT CPL Trust
-----------------------------------------------------------------------------------------------------------------
John C.              Director of the Company. Former            EduNeering Inc.              March 2001
Villforth(2)         President and Executive Director, Food
Derwood,             and Drug Law Institute.
Maryland
-----------------------------------------------------------------------------------------------------------------
Dr. Jay H.           Chief Medical Officer of the Company.      None                         December 2004
Kleiman              Dr. Kleiman was formerly Vice
Lake Forest,         President, Clinical Affairs of Northfield
Illinois             Laboratories, and formerly Medical
                     Director, Cardiovascular/Metabolic
                     Clinical Research for the G. D. Searle
                     division of Pharmacia (now Pfizer).
-----------------------------------------------------------------------------------------------------------------
Susan F.             Vice President, Regulatory Affairs of      None                         May 2003
Langlois             the Company. Ms. Langlois was
Bolton, Ontario      formerly Vice-President, Clinical and
                     Regulatory Affairs at Hemosol and
                     Director, Global Regulatory Affairs at
                     Connaught Laboratories Ltd.
-----------------------------------------------------------------------------------------------------------------
Jacqueline H.R.      Vice-President , Corporate & Legal         None                         July 2005
Le Saux              Affairs. Ms Le Saux was formerly a
Toronto, Ontario     legal and business development
                     executive with sanofi-aventis Canada,
                     Zinc Therapeutics, Ellipis
                     Biotherapeutics and Draxis Health.
-----------------------------------------------------------------------------------------------------------------
Bernard Lim          Senior Vice President, Operations,         None                         March 2001
Oakville, Ontario    formerly, Vice-President Technology of
                     the Company. Mr. Lim was formerly
                     the Managing Director of WELMED
                     (IVAC), and formerly Managing
                     Consultant of Belle Consulting.
-----------------------------------------------------------------------------------------------------------------
Michael Martin       Vice President, Marketing and Business     None                         June 2001
Montclair,           Development of the Company. Mr.
New Jersey           Martin was formerly the Global
                     Business Director, Immunology and
                     Oncology, for BASF Pharma (Knoll
                     Pharmaceuticals).
-----------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------
                     Position with the Company and
Name and             Principal Occupation for the last five       Other Public Company              Director/Officer
Residence(3)         years                                        Boards                            Since
--------------------------------------------------------------------------------------------------------------------------
Dr. Michael E.       Vice President, Medical Affairs of the       None                              September 2004
Shannon              Company. Dr. Shannon was formerly
Picton, Ontario      Vice President, Medical Sciences for
                     Hemosol Inc., Senior Medical Advisor
                     and Principal for the Canadian Auditor
                     General, and the Director General of the
                     Laboratory Center for Disease Control,
                     Health Canada.
--------------------------------------------------------------------------------------------------------------------------
Paul J. Van          Vice-President, Finance, and Chief           None                              December 2005
Damme                Financial Officer. Mr. Van Damme was
Toronto, Ontario     formerly Chief Financial Officer of
                     Lorus Therapeutics Inc., Affinity
                     Express Inc. and Electrovaya Inc.
--------------------------------------------------------------------------------------------------------------------------
Christopher J.       Chief Operating Officer and formerly         None                              March 1997
Waddick,             Executive Vice President, Chief
Georgetown,          Financial Officer, and Treasurer of the
Ontario              Company.
--------------------------------------------------------------------------------------------------------------------------

Notes:

1.    Member of the Audit Committee of the Board of Directors.

2. Member of the Compensation, Nominating and Corporate Governance Committee of the Board of Directors.

3. The Company does not have an executive committee of the Board of Directors.

As of November 30, 2005, the directors and executive officers of the Company as a group beneficially own, directly or indirectly, or exercise control or direction over 1,645,440 common shares, approximately 2% of the issued common shares of the Company.

On December 9, 2002, BridgePoint International Inc., a company of which Mr. Benoit La Salle was a director and chairman, announced in a press release that cease trade orders had been issued with respect to its shares by the securities regulatory authorities in each of Quebec, Ontario, Manitoba, Alberta, and British Columbia as a consequence of its default in filing its audited financial statements for the year ended June 30, 2002 within the prescribed time period. On or before April 1, 2003, all cease trade orders were revoked by these securities regulatory authorities.

COMPENSATION, NOMINATING, AND CORPORATE GOVERNANCE COMMITTEE

The charter of the Compensation, Nominating, and Corporate Governance Committee can be found on our website at www.vasogen.com.

AUDIT COMMITTEE

The Audit Committee of the Board monitors our financial activities, policies, and internal control procedures. The audit committee is comprised of four independent directors: William R. Grant, Benoit La Salle, Ronald Cresswell, and Andre Berard.

Mr Grant joined our Board of Directors in 1998 and became Chairman in March 2001. He is Vice Chairman and Co-founder of Galen Associates, a New York-based private equity firm that focuses exclusively on the healthcare industry. Mr. Grant has more than 40 years of experience in the investment banking and healthcare fields. During his 25 years with Smith Barney, Mr. Grant was elected President, then Vice-Chairman, and participated in the financing of many healthcare companies. Mr. Grant then joined MacKay-Shields Financial Corporation as President and was later elected Chairman of the Board.

Mr. La Salle is a chartered accountant and is a member of the Quebec Order of Chartered Accountants, the Canadian Institute of Chartered Accountants, and the Order of Chartered Administrators of Quebec. He holds a Commerce degree from
McGill University and a Master of Business Administration from IMEDE, Switzerland. In 1980, he founded Grou La Salle & Associes, Chartered Accountants. Mr. La Salle joined our Board of Directors in 1997.

Mr. Berard has spent over four decades with the National Bank of Canada. Formerly Chief Executive Officer and Chairman, he now serves as a Corporate Director. Mr. Berard also serves on the boards of a number of other public companies. He is a member of the Advisory Committee to the Prime Minister of Canada on the Business/Government Executive Exchange Program, and is a member of the Policy Committee of the Business Council on National Issues, the Conseil des gouverneurs associes of the Universite de Montreal, the Jeune Chambre de commerce de Montreal, and the Chambre de commerce du Quebec. Mr. Berard joined our Board of Directors in 2000.

Dr. Cresswell brings over three decades of research and commercial development experience in cardiovascular and other therapeutic areas. In his capacity of Senior Vice President and Chief Scientific Officer of Warner-Lambert, he developed an understanding of accounting principles and, in particular, gained experience in the analysis and evaluation of financial statements, particularly as relates to health product related research and development activities and the internal controls and procedures relevant to such activities. Dr. Cresswell joined our Board of Directors in 2006.

Under the SEC rules implementing the Sarbanes-Oxley Act of 2002, Canadian issuers filing reports in the United States must disclose whether their audit committees have at least one "audit committee financial expert". The Board has determined that Benoit La Salle qualifies as a financial expert under such rules. In addition, all members of the Audit Committee are considered financially literate under applicable Canadian laws.

Under the Sarbanes-Oxley Act of 2002, the independent auditor of a public company is prohibited from performing certain non-audit services. The Audit Committee has adopted procedures and policies for the pre-approval of non-audit services, as described in the audit committee charter.

The charter of the Audit Committee is reproduced below, and can also be found on our website at www.vasogen.com.

            Charter of the Audit Committee of the Board of Directors

      1.    PURPOSE
            -------

            The Audit Committee shall provide assistance to the Board of Directors in fulfilling its oversight function with respect to:

            (a)   the integrity of Vasogen's financial statements;

            (b)   Vasogen's compliance with legal and regulatory requirements;

            (c)   the External Auditor's qualifications and independence; and

            (d) the performance of Vasogen's internal audit function and the External Auditor.

      2.    COMMITTEE MEMBERSHIP
            --------------------

      2.1   Number of Members
            -----------------

            The Audit Committee will be comprised of no fewer than three Directors.

2.2   Independence of Members
      -----------------------

      Each Committee member will be independent for the purposes of all applicable regulatory and stock exchange requirements and in accordance with such additional criteria for independence as the Board may establish.

2.3   Financial Literacy
      ------------------

      All members shall be "financially literate" (either at the time of appointment or within a reasonable time thereafter), meaning that such member has the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by Vasogen's financial statements.

2.4   Restrictions
      ------------

      No holder of 20% or more of the Company's capital stock (nor any general partner, controlling shareholder or officer of any such holder) may be a voting member or Chairperson of the Audit Committee.

2.5   Audit Committee Financial Expert
      --------------------------------

      (a) To the extent possible, the Board will appoint to the Committee at least one Director who has the following attributes:

            (i) an understanding of generally accepted accounting principles and financial statements;

            (ii) ability to assess the general application of such principles in connection with the accounting for estimates, accruals and provisions;

            (iii) experience  preparing,   auditing,   analyzing  or  evaluating
                  financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by Vasogen's financial statements, or experience actively supervising one or more persons engaged in such activities;

            (iv) an understanding of internal controls and procedures for financial reporting; and

            (v)   an understanding of audit committee functions.

      (b) Experience of the Audit Committee Financial Expert. To the extent possible, the attributes described above will have been acquired through:

            (i) education and experience as a principal financial officer, principal accounting officer, controller, public accountant or auditor or experience in one or more positions that involve the performance of similar functions (or such other qualification as the Board interprets to be equivalent in its business judgment);

            (ii) experience actively supervising a principal financial officer, principal accounting officer, controller, public accountant, auditor or person performing similar functions;

            (iii) experience   overseeing  or  assessing  the   performance   of
                  companies or public accountants with respect to the preparation, auditing or evaluation of financial statements; or

            (iv)  other relevant experience.

      2.6   Appointment of Members
            ----------------------

            The Committee members and their Chairman will be elected annually by the Board at the first meeting of the Board of Directors following the annual general meeting of shareholders.

3.    AUTHORITY OF THE COMMITTEE
      --------------------------

3.1   Retaining and Compensating Advisors
      -----------------------------------

      The Audit Committee shall have the authority to engage independent counsel, experts and other advisors as the Committee may deem appropriate in its sole discretion and to set and pay the compensation for any advisors employed by the Audit Committee, and to communicate directly with internal and external auditors.

3.2   Subcommittees
      -------------

      The Audit Committee may form and delegate authority to subcommittees if deemed appropriate by the Committee.

4.    REMUNERATION OF COMMITTEE MEMBERS

4.1   Remuneration of Committee Members
      ---------------------------------

      Members of Audit Committee and the Chairman of the Audit Committee shall receive such remuneration for their service on the Audit Committee as the Board may determine from time to time.

4.2   Directors' Fees
      ---------------

      No member of the Committee may earn fees from Vasogen or any of its subsidiaries other than director's fees (which fees may include cash and/or shares or options or other in-kind consideration ordinarily available to directors, as well as all of the regular benefits that other directors receive). For greater certainty, no member of the Audit Committee shall accept, directly or indirectly, any consulting, advisory or other compensatory fee from Vasogen.

5.    RESPONSIBILITIES

5.1   Integrity of Financial Statements
      ---------------------------------

                  (a) Annual Financial Statements. The Committee shall review and discuss with management and the External Auditor, Vasogen's audited financial statements and related MD&A together with the report of the External Auditor thereon and, if appropriate, recommend to the Board that it approve the audited financial statements.

                  (b) Interim Financial Statements. The Committee shall review and discuss with management and the External Auditor and, if appropriate, approve, Vasogen's interim unaudited financial statements and related MD&A.

                  (c) Material Public Financial Disclosure. The Committee shall discuss with management and the External Auditor:

                        (i) the types of information to be disclosed and the type of presentation to be made in connection with earnings press releases;

                        (ii) financial information and earnings (loss) guidance (if any) provided to analysts and rating agencies; and

                        (iii) press releases  containing  financial  information
                              (paying particular attention to any use of "pro forma" or "adjusted" non-GAAP information).

                  (d) Procedures for Review. The Committee shall be satisfied that adequate procedures are in place for the review of Vasogen's disclosure of financial information extracted or derived from Vasogen's financial statements (other than financial statements, MD&A and earnings press releases, which are dealt with elsewhere in this Charter) and shall periodically assess the adequacy of those procedures.

                  (e) General. The Committee shall review and discuss with management and the External Auditor:

                        (i) major issues regarding accounting principles and financial statement presentations, including any significant changes in Vasogen's selection or application of accounting principles;

                        (ii) major issues as to the adequacy of Vasogen's internal controls over financial reporting and any special audit procedures adopted in light of material control deficiencies;

                        (iii)  analyses   prepared  by  management   and/or  the
                               External Auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements;

                        (iv) the effect on Vasogen's financial statements of: regulatory and accounting initiatives;
                               off-balance sheet transactions; structures, obligations (including contingent obligations) and other relationships of Vasogen with unconsolidated entities or other persons that have a material current or future effect on Vasogen's financial condition, changes in financial condition, results of operations, liquidity, capital resources, capital reserves or significant components of Vasogen's revenues or expenses;

                        (v) the extent to which changes or improvements in financial or accounting practices, as approved by the Committee, have been implemented;

                        (vi) any financial information or financial statements in prospectuses and other offering documents;

                        (vii) the management certifications of the financial statements as required by the Sarbanes-Oxley Act of 2002, under applicable securities laws in Canada or otherwise; and

                        (viii) any   other   relevant   reports   or   financial
                               information   submitted   by   Vasogen   to   any
                               governmental body, or the public.

5.2   External Auditor
      ----------------

      (a) Authority with Respect to External Auditor. As a representative of Vasogen's shareholders, the Committee shall be directly responsible for the appointment (through nomination to the shareholders), compensation, retention and oversight of the work of the External Auditor engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for Vasogen. In the discharge of this responsibility, the Committee shall:

            (i) have sole responsibility for recommending to the Board the firm to be proposed to Vasogen shareholders for appointment as External Auditor for the above-described purposes as well as the responsibility for recommending such External Auditor's compensation and determining at any time whether the Board should recommend to

                  Vasogen's shareholders whether the incumbent External Auditor should be removed from office;

            (ii) review the scope and terms of the External Auditor's engagement, discuss the audit fees with the External Auditor and be solely responsible for pre-approving such audit services fees; and

            (iii) require  the  External  Auditor to  confirm in its  engagement letter each year that the External Auditor is accountable to the Board and the Committee as representatives of shareholders.

      (b)   Independence.   The  Committee   shall  satisfy  itself  as  to  the
      independence of the External Auditor. As part of this process the Committee shall:

            (i) assure the regular rotation of the lead audit partner as required by law and consider whether, in order to ensure continuing independence of the External Auditor, Vasogen should rotate periodically, the audit firm that serves as External Auditor;

            (ii) require the External Auditor to submit on a periodic basis to the Committee, a formal written statement delineating all relationships between the External Auditor and Vasogen and that the Committee is responsible for actively engaging in a dialogue with the External Auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the External Auditor and for recommending that the Board take appropriate action in response to the External Auditor's report to satisfy itself of the External Auditor's independence;

            (iii) unless  the  Committee   adopts   pre-approval   policies  and
                  procedures, approve any non-audit services provided by the External Auditor and may delegate such approval authority to one or more of its independent members who shall report promptly to the Committee concerning their exercise of such delegated authority; and

            (iv) review and approve Vasogen's hiring policy regarding partners, employees and former partners and employees of Vasogen's present and former External Auditor.

      (c) Issues Between External Auditor and Management. The Committee shall:

            (i) review and discuss any problems experienced by the External Auditor in conducting the audit, including any restrictions on the scope of the External Auditor's activities or any access to requested information;

            (ii)  review any significant  disagreements  with management and, to
                  the  extent  possible,   resolve  any  disagreements   between
                  management and the External Auditor; and

            (iii) review with the External Auditor:

                  (A) any accounting adjustments that were proposed by the External Auditor, but were not made by management;

                  (B) any communications between the audit team and audit firm's national office respecting auditing or accounting issues arising from the engagement; and

                  (C) any management or internal control letter issued, or proposed to be issued by the External Auditor to Vasogen.

      (d)   Non-Audit Services.

            (i)   The Committee shall either:

                  (A)   pre-approve  any  non-audit  services  provided  by  the
                        External    Auditor    to   Vasogen    (including    its
                        subsidiaries); or

                  (B) adopt specific pre-approval policies and procedures for the engagement of non-audit services, provided that such pre-approval policies and procedures are detailed as to the particular service, the audit committee is informed of each non-audit service and the procedures do not include delegation of the audit committee's responsibilities to the management.

            (ii) The Committee may delegate to one or more independent members of the Committee the authority to pre-approve non-audit services in satisfaction of the requirement in the previous section, provided that such member or members must present any non-audit services so approved to the full audit committee at its first scheduled meeting following such pre-approval.

            (iii) The Committee  shall instruct  management to promptly bring to its attention any services performed by the External Auditor which were not recognized by Vasogen at the time of the engagement as being non-audit services.

      (e) Evaluation of External Auditor. The Committee shall evaluate the External Auditor each year, and present its conclusions to the Board. In connection with this evaluation, the Committee shall:

            (i) review and evaluate the performance of the lead partner of the External Auditor;

            (ii)  obtain  the  opinions  of   management   and  of  the  persons
            responsible for Vasogen's internal audit with respect to the performance of the External Auditor; and

            (iii) obtain and review a report by the External Auditor describing:

                  (A)   the   External   Auditor's   internal    quality-control
                        procedures; and

                  (B) any material issues raised by the most recent internal quality-control review, or peer review, of the External Auditor's firm or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the External Auditor's firm, and any steps taken to deal with any such issues.

      (f) Review of Management's Evaluation and Response. The Committee shall:

            (i) review management's evaluation of the External Auditor's audit performance;

            (ii) review the External Auditor's recommendations, and review management's response to and subsequent follow-up on any identified weaknesses;

            (iii) receive regular  reports from management and receive  comments from the External Auditor, if any, on:

                  (A)   Vasogen's principal financial risks;

                  (B)   the systems implemented to monitor those risks; and

                  (C) the strategies (including hedging strategies) in place to manage those risks; and

            (iv) recommend to the Board whether any new material strategies presented by management to manage Vasogen's principal financial risks should be considered appropriate and approved.

      (g)   Internal Controls. The Committee shall:

            (i) in consultation with the External Auditor, review the adequacy of Vasogen's internal control structure and procedures designed to ensure compliance with laws and regulations and any special audit steps adopted in light of material deficiencies and controls;

            (ii) review management's response to significant internal control recommendations of the External Auditor;

            (iii) review (i) the internal control report prepared by management, including management's assessment of the effectiveness of Vasogen's internal control structure and procedures for financial reporting and (ii) the External Auditor's attestation, and report, on the assessment made by management.

6.    MEETINGS
      --------

6.1   Committee Meetings
      ------------------

      The Audit Committee will meet regularly at times necessary to perform the duties described above in a timely manner, but not less than quarterly. Meetings may be held at any time deemed appropriate by the Committee. A majority of the Members of the Audit Committee shall constitute a quorum to transact business and such meetings may be telephonic or by video conferencing. Notice of at least 48 hours shall be provided for all meetings. Minutes of every meeting shall be kept with Vasogen's corporate records.

6.2   In Camera Meetings
      ------------------

      As a part of each meeting of the Audit Committee at which the Audit Committee recommends that the Board approve the annual audited financial statements or at which the Audit Committee approves the quarterly financial statements, the Audit Committee shall meet separately with each of:

            (i)   Management; and

            (ii)  the External Auditor.

      The External Auditor will have direct access to the Committee at its own initiative, shall receive notice of each meeting of the Audit Committee and shall be entitled to attend any such meeting at Vasogen's expense.

6.3   Regular Reporting
      -----------------

      The Chairman of the Committee will regularly report the Committee's findings and recommendations to the Board of Directors.

7.    OTHER
      -----

7.1   Related Party Transactions
      --------------------------

      The  Audit   Committee   shall  review  and  approve  all  related   party
      transactions in which Vasogen is involved or which Vasogen proposes to enter into.

7.2   Whistle Blowing
---   ---------------

      The Audit Committee shall put in place procedures for:

            (i) the receipt, retention, and treatment of complaints received by Vasogen regarding accounting, internal accounting controls, or auditing matters; and

            (ii) the confidential, anonymous submission by employees of Vasogen of concerns regarding questionable accounting or auditing matters.

8.    ANNUAL PERFORMANCE EVALUATION

      On an annual basis, the Audit Committee shall follow the process established by the Board and overseen by the Compensation, Nominating, and Corporate Governance Committee for assessing the performance of the Committee.

9.    CHARTER REVIEW

      The Committee shall review and assess the adequacy of this Charter annually and recommend to the Board any changes it deems appropriate.

                                LEGAL PROCEEDINGS

There are no outstanding legal proceedings to which we are party nor, to our knowledge, are any such proceedings contemplated.

           INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

We have a strategic alliance with Quest Diagnostics Incorporated to develop a potential secondary point of use of our Celacade technology. This secondary point of use may be used in the future to facilitate referrals outside hospital clinics and cardiology practices in the United States on an exclusive basis.

The final terms of the strategic alliance with Quest Diagnostics are not yet established and are the subject of continuing discussion between the parties. In connection with this strategic alliance, Quest Diagnostics made a US $7.5 million investment in the Company and received 1,406,783 shares. Quest Diagnostics also received 625,237 warrants at an exercise price of $12.73, expiring in November 2006. The fair value of the warrants on the day of grant was negligible.

Vasogen Ireland Limited has entered into clinical trial services agreements with Quest Diagnostics to provide central laboratory testing and related services in connection with the ACCLAIM and SIMPADICO clinical trials. The agreements are on terms customary for agreements of this nature.

As at February 13, 2006, Quest owns 3,056,783 common shares, or approximately 3.67% of our common shares and warrants to purchase 625,237 at $12.73 per share. One of our directors is also Chairman of the Board and Chief Executive Officer of Quest Diagnostics. However, he is not standing for re-election at Annual and Special Meeting of Shareholders scheduled for March 22, 2006. In addition, our current Chairman is also a director of Quest Diagnostics. Another director will assume the chairmanship of the board of directors following the Annual and Special Meeting of Shareholders scheduled for March 22, 2006.

                         TRANSFER AGENTS AND REGISTRARS

Our Canadian transfer agent and registrar is CIBC Mellon Trust Company, P.O. Box 7010, Adelaide Street Postal Station, Toronto Ontario, Canada M5C 2W. Our United States co-transfer agent and registrar is Mellon Investor Services LLC, 480 Washington Blvd., Jersey City, NJ 07310 U.S.A.

                               MATERIAL CONTRACTS

We have not, during our financial year ended November 30, 2005, entered into any material contracts other than contracts in the ordinary course of business and other than the issuance of the notes and initial warrants on October 7, 2005 for net proceeds of approximately US$36,400,000. The notes and warrants are described in detail under "Capital Structure".

                              INTERESTS OF EXPERTS

Our auditor is KPMG LLP, Chartered Accountants, Yonge Corporate Centre, 4100 Yonge Street, Toronto, Ontario M2P 2H3. To our knowledge, our auditor does not hold, in registered or beneficial interest, directly or indirectly, any common shares of the Company.

KPMG provides tax, financial advisory, and other non-audit services to the Company and its subsidiaries. Our Audit Committee has concluded that the provision of these non-audit services by KPMG is compatible with KPMG maintaining its independence.

The total fees paid or accrued by the Company for audit and other services provided by KPMG during 2004 were:

         Audit Fees (1)                              $ 296,000
         Audit-Related Fees                          $       0
         Tax Fees (2)                                $ 217,425
         All Other Fees                              $       0
                                                     ---------
         Total Fees                                  $ 513,425
                                                     =========

(1) Audit fees consist of fees related to the audit of the Company's financial statements, reviews of quarterly interim financial statements and auditor involvement with a financing completed during 2004.

(2) Tax fees consist of fees for tax consultation and tax compliance services for Vasogen Inc. and Vasogen Ireland.

The total fees paid or accrued by the Company for audit and other services provided by KPMG during 2005 were:

         Audit Fees (1)                              $ 383,027
         Audit-Related Fees                          $   1,750
         Tax Fees (2)                                $ 120,227
         All Other Fees                              $       0
                                                     ---------
         Total Fees                                  $ 505,004
                                                     =========

(1) Audit-related fees consist of fees related to the audit of the Company's consolidated financial statements, reviews of quarterly interim financial statements and auditor involvement with a financing completed during 2005.

(2) Tax fees consist of fees for tax consultation and tax compliance services for Vasogen Inc. and Vasogen Ireland.

                             ADDITIONAL INFORMATION

Additional  information   concerning  our  Company,   including  directors'  and
officers' remuneration and indebtedness, principal holders of securities, and securities authorized for issuance under equity compensation plans, is contained in our 2005 Management Proxy Circular. Additional financial information is provided in the consolidated financial statements and the accompanying Managements Discussion and Analysis for our financial year ended November 30, 2005. Copies of our 2005 Management Proxy Circular and 2005 Annual Report are filed on Sedar at www.sedar.com and may be obtained upon request from our Corporate Secretary at 2505 Meadowvale Boulevard, Mississauga, Ontario L5N 5S2.